UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Material
☐ Soliciting Material Pursuant to §240.14a-12
CENTERSPACE

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14-a6(i)(1) and 0-11.

CENTERSPACE
3100 10th St SW
P.O. Box 1988
Minot, ND 58702-1988

April 5, 2023
Dear Fellow Shareholders:
It is a pleasure to invite you to attend the 53rd Annual Meeting of Shareholders (the “2023 Annual Meeting”) of Centerspace (the “Company”), to be held on Tuesday, May 16, 2023, at 9:00 a.m. Central Daylight Time via webcast. You will be able to attend the 2023 Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting: www.virtualshareholdermeeting.com/CSR2023 and entering the 16‐digit control number included in our Notice of Internet Availability of the Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.
At the 2023 Annual Meeting, you will be asked to vote on the following items:
1.the election of seven nominees named in the Proxy Statement as trustees of the Company, each to serve for a term of one year expiring at the 2024 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified;
2.an advisory vote on executive compensation (the “say-on-pay vote”);
3.an advisory vote on the frequency of holding future advisory votes on executive compensation;
4.the ratification of Grant Thornton LLP as the Company’s independent auditor for the year ending December 31, 2023; and
5.such other matters as may properly come before the 2023 Annual Meeting or any adjournment(s) or postponement(s) thereof.
The Board of Trustees recommends that you vote for each of these proposals.
Information about the 2023 Annual Meeting and the formal business to be acted on by our shareholders is included in the Notice of Annual Meeting and the Proxy Statement that follow. Our 2023 proxy materials and Annual Report for the year ended December 31, 2022 are available online at www.proxyvote.com.
On or about April 5, 2023, we mailed most of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on: (1) how to access our Proxy Statement and Annual Report via the Internet and (2) how to vote. The notice also included instructions on how to receive a paper copy of the proxy materials. On or about April 5, 2023, other shareholders, in accordance with their prior requests, were sent e-mail notifications containing instructions on how to access our proxy materials via the Internet and to vote or have been mailed paper copies of our proxy materials and a proxy card or voting form.
Please refer to the Proxy Statement for details on the 2023 Annual Meeting, including detailed information on each of the proposals to be voted on at the meeting. Your shareholder vote is important, and I encourage you to vote promptly.
Sincerely,
Centerspace

_____________________________________
Anne Olson
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, May 16, 2023, at 9:00 a.m. CDT
_____________________________________
Notice is hereby given that the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) of Centerspace (the “Company”), will be held on Tuesday, May 16, 2023, at 9:00 a.m. Central Daylight Time, via webcast, for the following purposes:
1.To elect seven nominees named in the Proxy Statement as trustees of the Company, each to serve for a term of one year expiring at the 2024 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified;
2.To hold an advisory vote on executive compensation (the “say-on-pay vote”);
3.To indicate, on an advisory basis, the frequency of holding future advisory votes on executive compensation (the “say-on-frequency vote”);

4.To ratify Grant Thornton LLP as the Company’s independent auditor for the year ending December 31, 2023; and
5.To transact such other business as may properly come before the 2023 Annual Meeting or any adjournment(s) or postponement(s) thereof.
These items are described in more detail in the Proxy Statement. We have not received notice of any other matters that may properly be presented at the 2023 Annual Meeting.
The Company’s Board of Trustees has fixed the close of business on March 20, 2023 as the record date for determining the shareholders entitled to receive notice of and to vote at the 2023 Annual Meeting or any adjournment(s) or postponement(s) thereof.
Important Notice Regarding the Availability of Proxy Materials for the Company’s 2023 Annual Meeting to be held on May 16, 2023: The 2023 Proxy Materials and Annual Report for the year ended December 31, 2022 are available at www.proxyvote.com.
By Order of the Board of Trustees,
________________________________________________
Anne Olson
President, Chief Executive Officer and Secretary
April 5, 2023
Minot, North Dakota

It is important that your shares be represented and voted at the 2023 Annual Meeting. You can vote your shares by one of the following methods: (1) by Internet; (2) by telephone; (3) if you received your proxy materials by mail, by mailing your proxy card; or (4) virtually during the 2023 Annual Meeting. Any proxy may be revoked in the manner described in the Proxy Statement at any time prior to its exercise at the 2023 Annual Meeting.

-i-

(continued)

ii

CENTERSPACE

3100 10th St SW
P.O. Box 1988
Minot, ND 58702-1988
Telephone: (701) 837-4738
Fax: (701) 838-7785
_____________________________________
PROXY STATEMENT Q&A FOR 2023 ANNUAL MEETING OF SHAREHOLDERS
The Board of Trustees (“Board”) of Centerspace, a North Dakota real estate investment trust (“we,” “us,” “our,” “Centerspace,” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company to be held virtually on Tuesday, May 16, 2023 at 9:00 a.m., Central Daylight Time, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”).
This proxy statement and the accompanying Notice and Form of Proxy are first being mailed or made available on the Internet to shareholders on or about April 5, 2023.
QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING
How is the Company distributing proxy materials?
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2023
Our Notice of Annual Meeting of Shareholders, the Proxy Statement, and the Company’s 2022 Annual Report are available on the following website: www.proxyvote.com
In accordance with Securities and Exchange Commission (“SEC”) rules, we have elected to mail our proxy materials to the record holders of our common shares while also furnishing our proxy materials to shareholders over the Internet, and we have instructed brokers, banks, and similar intermediary organizations to provide to the beneficial shareholders that hold their common shares in “street name” (other than beneficial shareholders who previously requested printed copy delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials online (the “Notice”).
If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. If you receive the Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive a copy electronically or in printed form free of charge on a one-time or ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of materials.
In addition to this proxy statement, our proxy materials include our 2022 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”). Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, also are available in the Investor Relations section of our website (ir.centerspacehomes.com) under the tab “Financial Reporting.” The information included in our website is not incorporated herein by reference.
How can I participate in the virtual 2023 Annual Meeting?
We will be hosting the 2023 Annual Meeting live via the Internet. Shareholders will be able to participate in the 2023 Annual Meeting online via live webcast. Provided below is the summary of the information that you will need to participate in the 2023 Annual Meeting.

•Shareholders can participate in the 2023 Annual Meeting via live webcast over the Internet at www.virtualshareholdermeeting.com/CSR2023.
•The 2023 Annual Meeting webcast begins at 9:00 a.m., Central Daylight Time. On the day of the Annual Meeting, we recommend that you log into our virtual meeting at least 15 minutes prior to the scheduled start time to ensure that you can access the meeting.
•You will need your 16‐digit control number included in our Notice of Internet Availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials, to enter the 2023 Annual Meeting.
•You may submit questions for the meeting in advance at www.proxyvote.com. Shareholders will also have the ability to vote and submit live questions during the Annual Meeting webcast at www.virtualshareholdermeeting.com/CSR2023. Questions related directly to the 2023 Annual Meeting will be answered during our virtual meeting, subject to time constraints. Certain questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be available in the Investor Relations section of our website (ir.centerspacehomes.com). The questions and answers will be available as soon as practical after the meeting and will remain available until one week after the posting.
•Instructions on how to attend and participate in the live webcast, including how to verify stock ownership and vote your shares electronically during the 2023 Annual Meeting, are available at www.virtualshareholdermeeting.com/CSR2023.
•Webcast replay of the 2023 Annual Meeting will be available on our website (ir.centerspacehomes.com) as soon as practicable following the meeting.
What proposals will be voted on at the Annual Meeting?
We anticipate the following four proposals will be voted on at the Annual Meeting:
•The election of seven trustees to serve until the 2024 annual meeting of shareholders or until their respective successors are duly elected and qualified;
•The approval on a non-binding advisory basis of the compensation paid to the Company’s named executive officers;
•The approval on an advisory basis, of the frequency of holding future advisory votes on executive compensation; and

•The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
What are the Board’s recommendations?
Our Board unanimously recommends that you vote:
•“FOR” the election of seven trustees to serve until the next annual meeting of shareholders or until their respective successors are duly elected and qualified (Proposal 1);
•“FOR” the non-binding advisory approval of executive compensation (Proposal 2);
•“FOR” an advisory vote for holding future advisory votes on executive compensation annually (Proposal 3); and

•“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (Proposal 4).

What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Anne Olson or Bhairav Patel, will have discretion to vote on those matters in accordance with his, her or their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Who is entitled to vote?
Shareholders of record at the close of business on March 20, 2023 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 15,027,997 of our common shares outstanding. Each common share is entitled to one vote on all matters being considered at the Annual Meeting.
What constitutes a quorum?
The presence at the Annual Meeting, virtually or by proxy, of the holders of thirty-three and one-third percent (33 1/3%) of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Both abstentions and broker non-votes (as discussed below under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.
What is the difference between holding shares as a registered shareholder and holding shares in street name?
If your common shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered a registered holder of those common shares.
If your common shares are held by a broker, bank, or nominee, you hold those common shares in street name. Your broker, bank, or other nominee will vote your common shares as you direct.
How do I vote?
Whether you hold shares as the shareholder of record or in street name, you may direct how your shares are voted without virtually attending the Annual Meeting. Even if you plan to virtually attend the Annual Meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted.
Shareholders of Record. As a shareholder of record, you may vote during the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/CSR2023 and entering the 16‐digit control number included in our Notice of Internet Availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials. Alternatively, you may vote by authorizing a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope in accordance with the instructions included on your proxy card.
Beneficial (“Street Name”) Shareholders. The broker, bank, or similar intermediary that holds your common shares in an account is considered to be the holder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the common shares held in your account. You may vote by submitting voting instructions to your broker, bank, trustee, or other intermediary in accordance with the Notice, including by submitting a voting form provided to you by such intermediary. Alternatively, you may vote during the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/CSR2023 and entering the16‐digit control number included in our Notice of Internet Availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials. You can ensure your vote is cast at the meeting by completing, signing, dating, and returning your proxy card or voting form. Your vote will be cast in accordance with the instructions included on a properly signed and dated proxy card or voting form.
If you do not return a signed proxy card or voting form (or, if you are a beneficial owner, otherwise submit your vote in accordance with the instructions provided in the Notice) or virtually attend the Annual Meeting and vote, no vote will be cast on your behalf. The proxy card indicates on its face the number of common shares registered in your name on the Record Date, which corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.
You are urged to follow the instructions on your proxy card or your Notice and voting form, as applicable, to indicate how your vote is to be cast. If you return your signed proxy but do not indicate your voting preferences, your common shares will be voted on your behalf as follows:
•“FOR” the election of seven trustees to serve until the next annual meeting of shareholders or until their respective successors are duly elected and qualified (Proposal 1);
•“FOR” the non-binding advisory approval of executive compensation (Proposal 2);
•“FOR” an advisory vote for holding future advisory votes on executive compensation annually (Proposal 3); and
•“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (Proposal 4).
Can I change my vote or revoke my proxy?
If you are a shareholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Virtually attending the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or vote during the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/CSR2023 and entering the 16‐digit control number included in our Notice of Internet Availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.
If you are a beneficial owner, you may change your vote by submitting new voting instructions (including a voting form) to your broker, bank or nominee, or vote during the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/CSR2023 and entering the 16‐digit control number included in our Notice of Internet Availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

What vote is required to approve each item?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes(1)
1.Election of Trustees	For, against or abstain on each nominee	The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy	Same as Against Vote	No effect
2.Advisory vote to approve the Company’s executive compensation (say-on-pay)	For, against or abstain	The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy	Same as Against Vote	No effect
3.Advisory vote for holding future advisory votes on executive compensation	One, two, or three years	The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy	No effect	No effect
4.Ratification of the Appointment of Grant Thornton LLP as the Company’s independent auditor for the year ending December 31, 2023	For, against or abstain	The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy	Same as Against Vote	Brokers have discretion to vote
_____________________________________
(1)If you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on Proposal No. 4, but not for any of the other proposals.
If your common shares are held in street name, and you do not instruct the broker as to how to vote these shares on Proposal 1, 2 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 4, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.
Is cumulative voting permitted for the election of trustees?
No. The Company’s Declaration of Trust and Bylaws do not permit cumulative voting at any election of trustees.
How are proxies solicited?
Trustees, officers, and employees of the Company may, without additional compensation, solicit proxies by mail, email and/or telephone. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common shares.

What is householding?
The SEC has adopted rules that allow a company to deliver a single notice or set of proxy materials to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize cost savings and reduces the amount of duplicate information shareholders receive. For notices sent to shareholders sharing a single address, we are sending only one set of proxy materials (or one Notice, if applicable) to that address unless we have received contrary instructions from a shareholder at that address. Any shareholders who object to, or wish to begin, householding or who wish to receive just one set of materials (rather than multiple copies) in the future may notify the Secretary orally or in writing at the telephone number or address set forth herein. We will deliver promptly an individual copy of the proxy materials (or one Notice, if applicable) to any shareholder who revokes its consent to householding upon our receipt of such revocation.
How do I find out the voting results?
We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 19, 2023. The Form 8-K will be available at our website (ir.centerspacehomes.com) under the tab “Financial Reporting — SEC Filings” and on the SEC’s website at http://www.sec.gov.
What do I need to do if I would like to attend the Annual Meeting?
You will be able to attend the 2023 Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CSR2023 and entering the 16‐digit control number included in our Notice of Internet Availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.
What is the deadline for shareholder proposals for the 2024 Annual Meeting?
The deadline for submitting a shareholder proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2024 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is December 7, 2023 (120 days prior to the anniversary of the mailing date of this Proxy Statement). Such proposals must comply with SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
In addition, our Bylaws contain additional advance notice requirements for shareholders who wish to present a proposal, including shareholder nominees for election to the Board, before an annual meeting of shareholders (and not pursuant to Rule 14a-8 of the Exchange Act). According to our Bylaws, nominations of individuals for election to our Board at an annual meeting and the proposal of other business to be considered by shareholders must be made not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these Bylaw provisions (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than January 17, 2024 and no later than February 16, 2024. A shareholder’s notice must set forth the information required by our Bylaws with respect to each shareholder proposal.
All notices of proposals by shareholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Centerspace, c/o Secretary, 3100 10th St SW, P.O. Box 1988, Minot, ND, 58702-1988.

PROPOSAL 1: ELECTION OF TRUSTEES
Description of Proposal
The Articles of Amendment and Third Restated Declaration of Trust of the Company, as amended (the “Declaration of Trust”) provide that the Board of Trustees will be composed of not less than five nor more than fifteen trustees. The Board currently consists of nine trustees. The Board determined not to nominate Michael T. Dance for election as a trustee. In connection with Mr. Decker’s resignation as President and CEO and Ms. Olson’s appointment as President and CEO, effective March 31, 2023, the Board determined not to nominate Mr. Decker and to nominate Ms. Olson for election as a trustee. The Board determined that, concurrently at the conclusion of Mr. Dance’s and Mr. Decker’s terms, the size of the Board shall be decreased to seven trustees.

On March 23, 2023, Mark O. Decker, Jr. resigned as President and CEO and Anne Olson was appointed as President, CEO and Executive Trustee of the Company effective March 31, 2023.
John A. Schissel, Jeffrey P. Caira, Emily Nagle Green, Linda J. Hall, Rodney Jones-Tyson, Anne Olson and Mary J. Twinem have been nominated for election as trustees at the Annual Meeting, to serve for a term of one year expiring at the 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified
All of the nominees are presently serving as trustees of the Board and were recommended for nomination for re-election by the Nominating and Governance Committee of the Board, and such recommendations were adopted by the Board.
In the unanticipated event that any nominee should become unavailable for election, either the persons named as proxies on the proxy card will have discretionary authority to vote pursuant to the proxy card for a substitute nominee nominated by the Board, or the Board, on the recommendation of the Nominating and Governance Committee, may reduce the size of the Board and number of nominees.
The charts below provide additional information regarding the proposed composition of our Board considering the nominees, including age of our trustees, trustee tenure, gender diversity, and Board independence:

Required Vote
The affirmative vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the seven trustee nominees.
Vote Recommended
The Board recommends that shareholders vote FOR the election of the seven nominees named in the Proxy Statement as trustees of the Company, each to serve for a term of one year expiring at the 2024 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified.
Nominees
The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of March 20, 2023, principal occupation, the year they each first became a trustee, their current Board committee memberships and the experience, qualifications, attributes and skills that have led the Board to conclude that they should serve as a trustee of the Company.

John A. Schissel Chair
•President and Director for Carr Properties, a privately held REIT.
•Served as trustee of the Company since April 19, 2016 and was appointed as Chairman effective December 9, 2021.
•Over 30 years of experience collectively in the capital markets and as an executive for both public and private real estate company platforms.
•Served as the Executive Vice President and Chief Financial Officer of Invitation Homes, the nation’s largest owner and operator of single-family rental homes from 2014 to 2015 and Executive Vice President and Chief Financial Officer of BRE Properties, Inc., a NYSE listed, multifamily REIT based on the West Coast, from 2009 to 2014.
•Received his Bachelor of Science degree in Business Administration with a concentration in finance from Georgetown University.

Age: 56
Trustee since 2016
Independent Trustee
Committees: Chair of the Board of Trustees

Jeffrey P. Caira
•Former Director - Co-Portfolio Manager with AEW Capital Management.
•Served as a trustee of the Company since June 23, 2015, is currently Chair of the Nominating and Governance Committee and a member of the Audit Committee; was Chair of the Board from April 2017 to December 2021.
•Over 38 years of experience in the real estate industry. From 2003 to 2013, he served in various positions at AEW Capital Management, lastly as Director-Co-Portfolio Manager of the North American Diversified Strategy, a multi-billion dollar real estate securities portfolio, before retiring.
•Served as a Vice President-Portfolio Manager and Senior Analyst for Pioneer Investment Management, Inc. from 2000 to 2003, managing the U.S. real estate sector fund; and Vice-President - Senior Equity Research Analyst for RBC Dain Rauscher, Inc. (formerly Tucker Anthony) from 1998 to 2000, covering equity REITs.
•Mr. Caira graduated from the University of Notre Dame with a BBA and holds an MBA from the Kellogg School of Management; he is a licensed real estate broker in the Commonwealth of Massachusetts.

Age: 65
Trustee since 2015
Independent Trustee
Committees: Audit; Nominating and Governance (Chair)

Emily Nagle Green
•Independent Director of Casella Waste Systems (NASDAQ: CWST) and Vuzix Corporation (NASD: VUZI).
•Served as a trustee of the Company since February 15, 2018 and is a member of Nominating and Governance and Compensation Committees.
•Currently serves as chair of the Nominating & ESG Committee of Casella Waste Systems and Compensation Committee of Vuzix Corporation.
•Served as a CEO from 2012-2016 and raised four rounds of capital, helped to build an award-winning technology platform, and scaled the business to serve 300 schools in 9 states.
•Prior to that, she served as CEO for two private- equity-backed research firms from 2005-2011: Yankee Group and Cambridge Energy Research Associates (CERA).
•She also led consumer technology research at Forrester Research, Inc., where she built the then-largest consumer technology research panel, serving executives at dozens of Fortune 1000 firms seeking to meet consumer needs in a fast-changing technology environment.
•She coached over 30 CEOs in the public and private sectors for six years and is a author of ‘‘ANYWHERE: How Global Connectivity is Revolutionizing the Way We Do Business’’ (McGraw-Hill 2010).
•Ms. Green received a Bachelor’s degree in linguistics from Georgetown University and a Masters’ degree in Artificial Intelligence and Computer Graphics from the University of Pennsylvania.

Age: 65
Trustee since 2018
Independent Trustee
Committees: Nominating and Governance; Compensation

Linda J. Hall
•Entrepreneur-in-Residence, Carlson School of Management, University of Minnesota.
•Independent Director of BoundaryCare and Martell Diagnostic Laboratories.
•Served as a trustee of the Company since September 21, 2011 and is currently chair of Compensation Committee and a member of Nominating and Governance Committee.
•Ms. Hall has more than 40 years of executive experience in the manufacturing and service sectors, including healthcare, venture capital financing, employee benefits, and teaching.
•She has launched 20 start-up companies as an executive, director, or consultant, including three $1 billion plus companies.
•She also has 25 years of experience serving on the boards of privately-held and public reporting companies in the United States and Europe, including serving as the chair of compensation, compliance, governance, and nominating committees and as a member of audit committees.
•She currently serves on the advisory boards for Surly Brewing Company and the Glen Nelson Center (American Public Media) and the not-for-profit boards of Children’s Minnesota, and the Youth Mental Health Project.
•She previously served on the boards of four publicly held companies: Amedisys (NASDAQ: AMED) from 2013 to 2019, Health Fitness Corporation (NASDAQ: HFIT) from 2001 until it was acquired in 2010, MTS Systems Corporation (NASDAQ: MTS) from 1995 to 2006, and August Technology (NASDAQ: AUGT) from 2002 until it was acquired in 2006.
•She also served on the Ascension Ventures board from 2011 to 2018, and previously served on the board of a privately-held European company, Laastari/ R Clinic, from 2010 to 2015 and on the board of DentaQuest until its $3.4 billion sale to Sun Life in 2022.
•She is a Phi Beta Kappa graduate of the University of Michigan and received a master’s degree in Psychology from the University of Michigan, a master’s degree in Social Work from the University of Minnesota, and a Ph.D. in Education Adminstration from the University of Minnesota.

Age: 74
Trustee since 2011
Independent Trustee
Committees: Compensation (Chair); Nominating and Governance

Rodney Jones-Tyson
•Global Chief Human Resource Officer for Robert W. Baird & Co., a privately held, employee-owned wealth management, asset management, investment banking/capital markets and private equity firm with offices in the United States, Europe and Asia.
•Served as a trustee of the Company since January 18, 2022 and is currently a member of Compensation Committee.
•Mr. Jones-Tyson has over 30 years of experience working for global financial services companies.
•Prior to his current position, Mr. Jones-Tyson was Baird’s Chief Risk Officer from 2018-2021, the Chief Operating Officer for Baird’s Global Investment Banking Group from 2011-2018 and the Director of Business Development for Baird from 2008-2011.
•Mr. Jones-Tyson began his career at Baird in 1998 as an investment banker where he provided mergers and acquisitions and equity capital markets advice to mid-market companies in the US and Europe.
•Prior to joining Baird, Mr. Jones-Tyson was in the corporate lending group at Chase Manhattan Bank and the consumer lending division of Chase Manhattan Bank and Citibank.
•Mr. Jones-Tyson received his MBA from the University of Chicago Booth School of Business and earned a Bachelor’s degree in Finance from the University of Maryland College Park.

Age: 54
Trustee since 2022
Independent Trustee
Committees: Compensation

Anne Olson
•Anne Olson has been President and Chief Executive Officer since March 31, 2023. She also served as General Counsel and Secretary of the Company since April 30, 2017.
•Anne Olson has served as an Executive Vice President of the Company since April 30, 2017 and as Chief Operating Officer from June 25, 2018 until March 31, 2023. .
•Ms. Olson was in the private practice of law, most recently as a partner with the law firm of Dorsey & Whitney LLP, in its Real Estate Practice Group, where she focused on real estate development and investments for REITs, private equity funds, and national developers and owners.
•Prior to 2011, she served as Director of Investment Operations and in-house counsel for Welsh Companies, LLC and its affiliates, providing leadership in the growth of its asset portfolio and development of a successful capital markets strategy.
•Ms. Olson is a member of the National Multi Housing Council Innovation Committee, and a Board Member for CareTrust REIT (NYSE: CTRE).
•She holds a Bachelor’s degree in English from Drake University and earned her J.D. with highest honors from Drake University Law School.

Age: 46
Trustee since 2023
Executive Trustee
Committees: None

Mary J. Twinem
•Former Executive Vice President and Chief Financial Officer of Buffalo Wild Wings, Inc.
•Independent director of Valvoline, Inc. (NYSE: VVV) and Medica Holding Company, a multi- state health insurance company.
•Served as a trustee of the Company since February 15, 2018 and is currently a chair of the Audit Committee.
•Managed the functional areas of Financial Reporting, Financial Planning and Analysis, Information Systems, Investor Relations, Supply Chain and Philanthropy for Buffalo Wild Wings and its over 1,100 company- owned and franchised Buffalo Wild Wings, PizzaRev, and R Taco restaurants in the United States. In Twinem’ s over 20 years with Buffalo Wild Wings, she established the financial framework to grow the company from 35 to over 1,100 restaurants, with system-wide revenue of $3.8 billion in 2016.
•She has over 30 years of experience in accounting, financial reporting, and income tax preparation, including seven years in public accounting where she assisted primarily small businesses.
•Joined Buffalo Wild Wings as Controller in 1995 and was promoted to Chief Financial Officer in 1996.
•She received a B.S. in Accounting from the University of Wisconsin-Platteville in 1982 and was a Certified Public Accountant.
•She serves on the board of directors of Medica Holdings Company, the non-profit family of companies that include Medica Health Plans and serves as their Finance Committee chair and is a member of their Audit and Consumer Experience Committee.
•She was named to the board of directors and audit committee of Valvoline, Inc., a 150-year old brand that became a NYSE-listed public company in 2016 and serves as their Audit Committee chair and is a member of their Compensation and Nominating and Governance Committee.
•She qualifies as an audit committee financial expert as defined under the rules of the Exchange Act and New York Stock Exchange.
•She previously served on the non-profit boards of Hospitality Minnesota Education Foundation and the Boys & Girls Clubs of the Twin Cities.

Age: 62
Trustee since 2018
Independent Trustee
Committees: Audit (Chair)

CORPORATE GOVERNANCE AND BOARD MATTERS
Centerspace’s management and Board of Trustees aspire to be good stewards of the shareholder investment entrusted to the Company. Sound corporate governance is critical to retaining the trust of investors and to the Company’s commitment to continue to operate with the highest standards of integrity. Certain highlights from the Company’s corporate governance policies and practices are set forth below. Our Governance Guidelines also can be found on our website at http://ir.centerspacehomes.com under “Corporate Overview — Corporate Governance.”

Supermajority Independent Board	Independent Standing Committees and Lead Independent Director	Regular Access to and Involvement with Management
The only member of management who serves on the Board is the Company’s President and CEO. Six of the seven nominees for the Board, or 86%, are independent.	Only independent trustees serve on the standing committees, including Audit, Compensation, and Nominating and Governance.	In addition to regular access to management during Board and committee meetings, the independent trustees have ongoing, direct access to members of management and to the Company’s business.

Board Refreshment	Engaged Board	Shareholder Engagement
Trustees of varying tenures and perspectives serve on the Board, with new trustees joining the Board every several years. Trustees are not renominated for election after serving 12 full years on the Board.	In addition to regular access to management, the independent trustees meet at least quarterly, including in executive session, and receive written updates from the CEO at least monthly.	Under the direction of the Board, the Company regularly engages with shareholders on governance, pay, and business matters.

No Pledging or Hedging of Shares	Majority Voting with a Resignation Policy	Related Party Transactions
The Company prohibits trustees and executive officers from entering into pledging or hedging transactions involving Company securities and from holding Company securities in margin accounts or pledging such securities as collateral for loans.
Since inception, the Company’s trustees have been elected annually, and the Company requires its trustees to be elected by a majority vote.
The Company maintains a related party transaction policy to ensure that potential conflicts of interests are addressed and that the Company’s decisions are based on considerations only in the best interests of the Company and its shareholders.

Risk Assessment	No Interlocking Directorships	Term Limits
The Board conducts an annual risk assessment that focuses on the key risks facing the Company.	No Company trustee or member of management serves on a Board or a compensation committee of a company at which a Company trustee is also an employee.	Trustees are not renominated for election after serving 12 full years on the Board.

Regular Self-Evaluations	Mandatory Retirement	Separation of Chair and CEO
The Board and its committees conduct annual self-evaluations.	The Company’s Governance Guidelines do not include a mandatory retirement age.	The Company’s governance guidelines provide that the positions of Board Chair and CEO should be held by separate persons. The Board is led by an Independent Chair.

Environmental	Social Responsibility	Annual Review of Charters and Key Policies
The Nominating & Governance Committee has oversight of the Company’s environmental, social and governance (ESG) initiatives. The Company is committed to creating a diverse, sustainable and environmentally responsible organization.
In August 2022, the Company published its Annual ESG report, which can be found on our website at https://www.centerspacehomes.com/esg.aspx.

In 2022, the Company provided $80,000 of financial support for over 35 organizations benefiting the communities in which we operate. During our Juneteenth fundraiser in June 2022, our Team Members donated over $7,000 to two charities one in Minneapolis, MN and one in Denver, CO. We also provided more than 1,675 hours of paid volunteer to our team members to give back to their communities. We supported our own team members in need by issuing over $6,000 to Team Hope fund grants to assist them through various life challenges.

The Board and each standing committee review its charter annually, along with the Company’s Governance Guidelines, Code of Conduct, Code of Ethics for Senior Financial Officers, Insider Trading Policy, and Whistleblower Policy.

Attendance at Board and Committee Meetings and the Annual Meeting
All trustees are expected to attend each meeting of the Board and the committees on which they serve. During 2022, the Board held eight meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings, and the Nominating and Governance Committee held three meetings. No trustee nominee named in the Proxy Statement attended fewer than 75% of the meetings of the Board and the committees on which he or she served during the past year.
Trustees are not required to attend the Annual Meeting, but all of our Trustees attended the virtual 2022 Annual Meeting of Shareholders.
Trustee Independence
The Board of Trustees determined that each of John A. Schissel, Jeffrey P. Caira, Michael T. Dance, Emily Nagle Green, Linda J. Hall, Rodney Jones-Tyson, and Mary J. Twinem qualified as an “independent trustee” in accordance with the NYSE listing standards (the “Standards”). Under the Standards, no trustee of the Company will qualify as independent unless the Board of Trustees has affirmatively determined that the trustee has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. The Standards specify certain relationships that are deemed to preclude a finding of independence, including, for example, employment by the Company or engaging in certain business dealings with the Company. In making these determinations, the Board reviewed and discussed information provided by the trustees and the Company with regard to each trustee’s business and personal activities as they may relate to the Company and the Company’s management.
Each member of the Audit Committee qualifies as “independent” under the Standards and the NYSE’s enhanced standards for members of audit committees established by the Securities and Exchange Commission (“SEC”) and the NYSE. Each member of the Compensation Committee qualifies as “independent” under the enhanced standards for members of compensation committees established by the SEC and the NYSE.
Board Leadership Structure
As described above, the Chair of the Board, Mr. Schissel, is an independent trustee under the Standards. Mr. Schissel has served as Chair of the Board since December 9, 2021. According to our Governance Guidelines, the Company generally should maintain a Board leadership structure in which the roles of Chief Executive Officer and Chair of the Board are separate, and the Chair of the Board is independent under the Standards. The separation of offices allows the Chair of the Board to focus on management of Board matters and allows the Chief Executive Officer to focus his attention on managing the Company’s business. Additionally, the Company believes the separation of offices ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing the Chief Executive Officer’s performance.
Board Committees
The standing committees help the Board to more effectively direct and review the Company’s operations and strategic outlook. In addition, the committees allow management to respond timely to factors affecting the ongoing operations of the Company. Management regularly consults with committee chairs to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions.
The Board has established the following standing committees: Audit, Compensation, and Nominating and Governance.

Audit Committee
The Audit Committee is composed of three trustees, all of whom are independent. Information regarding the functions performed by the Audit Committee is set forth below. The Audit Committee is governed by a written charter that has been approved by both the Audit Committee and the Board. The Audit Committee annually reviews and assesses the adequacy of its charter.
The Board has determined that Ms. Twinem, the Chair of the Audit Committee, Mr. Caira and Mr. Dance, members of the Audit Committee, are all “audit committee financial experts,” as that term is defined in applicable SEC rules.

Committee	Key Responsibilities	Members
Audit Committee	•Oversees the Company’s accounting and financial reporting processes and audits of its financial statements, including the integrity of the financial statements.	Mary J. Twinem (Chair) Jeffrey P. Caira Michael T. Dance
•Directly responsible for the appointment, compensation, and oversight of the independent auditors.
•Reviews the scope and overall plans for, and results of, the annual audit and internal control over financial reporting.
•Reviews the responsibilities, staffing, budget, design, implementation, and results of the internal audit function.
•Consults with management and the independent auditor with respect to the Company’s processes for financial statement risk assessment and enterprise risk management.
•Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditors as well as any services provided pursuant to such policy.
•Reviews and discusses with management and the independent auditor quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing.

•Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures.
•Meets regularly with members of the Company’s management and with the independent auditor, including periodic meetings in executive session.

Compensation Committee
The Compensation Committee is composed of four trustees, all of whom are independent. Information regarding the functions performed by the Compensation Committee is set forth below. The Compensation Committee is governed by a written charter that has been approved by both the Compensation Committee and the Board. The Compensation Committee annually reviews and assesses the adequacy of its charter.

Committee	Key Responsibilities	Members
Compensation Committee	•Provides for succession planning for the executive officers, with particular focus on CEO succession.	Linda J. Hall (Chair) Michael T. Dance Emily Nagle Green Rodney Jones-Tyson
•Oversees the goals and objectives of the Company’s executive compensation plans.
•Annually evaluates the performance of the CEO, including reviewing, setting, and approving goals and objectives for the CEO and, together with the other independent trustees, determines the CEO’s compensation.

•Annually reviews and approves the evaluation process for the CEO and the other executive officers and reviews the CEO’s decisions with respect to compensation of the other executive officers.
•Makes recommendations to the Board regarding incentive compensation plans and equity-based plans and approves any equity compensation.
•Periodically reviews and approves any employment agreements, severance arrangements, or change in control agreements and provisions for the Company’s executive officers.
•Receives periodic reports on the Company’s compensation programs, 401(k) plan options and matching contributions, and employee health care benefits.
•Considers the results of shareholder advisory votes on executive compensation in connection with the review and approval of executive officer compensation.
•Reviews and discusses the Compensation Discussion & Analysis and Compensation Committee Report with management.
•Periodically reviews the goals and objectives of the Company’s executive compensation plans.
•Reviews peer groups and criteria for benchmarking used to assess performance and compensation levels for executive officers.

Nominating and Governance Committee
The Nominating and Governance Committee is composed of three trustees, all of whom are independent. Information regarding the functions performed by the Nominating and Governance Committee is set forth below. The Nominating and Governance Committee is governed by a written charter that has been approved by both the Nominating and Governance Committee and the Board. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter.

Committee	Key Responsibilities	Members
Nominating and Governance Committee	•Plans for Board refreshment and succession planning for directors and identifies, recruits, and interviews candidates to fill positions on the Board.	Jeffrey P. Caira (Chair) Emily N. Green Linda J. Hall
•Identifies and recommends to the Board individuals qualified to serve on the Board.
•Evaluates incumbent trustees to determine whether to recommend them to the Board as nominees for re-election.
•Focuses on Board composition and procedures and recommends measures to ensure that the Board reflects the appropriate balance of knowledge, experience, skills, and expertise.
•Develops and periodically reviews a set of corporate governance principles applicable to the Company and its management.
•Makes recommendations to the Board regarding the size and criteria for membership on the Board and committees.
•Oversees a systematic annual evaluation of the Board, committees, and individual directors in an effort to continuously improve the function of the Board.
•Considers corporate governance matters that may arise and develops appropriate recommendations.
•Oversees the Company’s efforts with respect to environmental, social and governance initiatives.
Trustee Nominations
The Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members, as well as the composition of the Board as a whole. This assessment will include members’ independence, as well as consideration of other skills and characteristics that the Nominating and Governance Committee deems appropriate, in the context of the needs of the Board.
In general, candidates for nomination to the Board are either suggested by Board members or Company employees or located by search firms engaged by the Committee. In accordance with the Company’s Bylaws, the Nominating and Governance Committee will also consider trustee nominations from shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual shareholder meeting may do so by submitting all the materials required under Article III, Section 6(B) of the Bylaws to the Company’s Secretary at the following address: Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988. Submissions must be received by the Secretary no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, if the Board increases the number of trustees to be elected at an annual meeting but there is no public announcement by the Trust naming all of the nominees for the increased number at least 100 days prior to the first anniversary of the preceding year’s annual meeting, then submissions, but only with respect to nominees for any new positions created by such increase, will also be considered timely if received by the Secretary no later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. The Nominating and Governance Committee will not alter the manner in which it evaluates candidates, including consideration of the factors set forth in its charter, based on whether the candidate was recommended by a shareholder or was identified by other means.
The charters for the Audit, Compensation, and Nominating and Governance Committees and the Company’s Governance Guidelines are posted on the Company’s website at ir.centerspacehomes.com under “Corporate Overview — Corporate Governance.”

Executive Sessions
The Board holds regular executive sessions at which independent trustees meet without Company management or employees present. Executive sessions are held not fewer than four times per year, at each regularly scheduled Board meeting. The Board Chair is the presiding trustee during all executive sessions of the full Board. Committee Chairs preside over executive sessions at the committee level.
Policy Regarding Diversity
The Company does not have a formal policy regarding diversity of membership of the Board of Trustees. The Nominating and Governance Committee recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge, and diversity of opinion. The Committee has not attempted to define “diversity” but seeks to establish a balanced Board with members whose skills, backgrounds, and experience are complementary and, together, cover the spectrum of areas that impact the Company’s business.
Board Role in Risk Oversight
Company management is responsible for the day-to-day management of risks the Company faces. The Board is actively involved in overseeing the Company’s risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of executive management, which include consideration of operational, financial, legal, regulatory, information technology, privacy and data security and strategic risks facing the Company. The Board does not view risk in isolation, as risks are considered in virtually every business decision made and as part of the Company’s business strategy. Accordingly, the Board also works to oversee risk through its consideration and authorization of significant matters, such as major property acquisitions and dispositions; development projects; financing transactions; strategic operational initiatives such as the Company’s transition to multifamily property focus from diversified property types; the adoption of basic Company policies such as the Company’s Code of Conduct and Insider Trading Policy; and its oversight of management’s implementation of those initiatives. In addition, each of the Company’s Board committees considers risk within its area of responsibility, as follows:
•The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Audit Committee interacts regularly in executive session with the Company’s internal and independent auditors in carrying out these functions.
•The Compensation Committee oversees the Company’s compensation policies and practices to help ensure sound pay practices that do not cause compensation risks to arise that are reasonably likely to have a material adverse effect on the Company.
•The Nominating and Governance Committee assists in oversight of the management of risks associated with Board organization, membership, and structure.
As a critical part of its risk management oversight role, the Board encourages full and open communication between management and the Board. Trustees are free to communicate directly with executive management. Executive management attends the regular meetings of the Board and is available to address any questions or concerns raised by the Board on risk management-related and other matters.
Environmental, Social and Governance (ESG)
The Company is committed to maintaining an organization that considers its impacts on the environment, our team members, the communities in which we operate, and diverse leadership following governance best practices. This commitment requires a long-term approach to strategy, and the Board includes ESG considerations in its planning. Board oversight of the Company’s ESG efforts is provided by the Nominating and Governance Committee, which approves annual goals related to ESG and receives regular updates from management and the Company’s ESG Committee (composed of cross-departmental representatives of the Company) on progress and issues facing the Company. As part of these goals, in August 2022 the Company published its Annual ESG Report, which can be found on our website at https://www.centerspacehomes.com/esg.aspx.
The Company is focused on social responsibility as an employer, industry participant and provider of housing to our residents. In 2011, the Company started Team Hope, which is an internal resource providing financial support to our team members in times of emergency or other need. Financial support is provided through donations from our team members. In 2022, we supported our team members in need by giving over $6,000 from our Team Hope fund. The key values of Service and One Team demonstrated by these commitments is also shown in our corporate sponsorship of $80,000 and more than 1,675 volunteer hours in 2022 for non-profits in the communities in which we operate.
The Company values and seeks to attract and maintain a workforce that is diverse, including diversity in, among other things, ethnicity, race, religion, culture, sex, sexual orientation, gender identity and expression. Since 2019, the Company has been placed on the prestigious Honor Roll for the Minnesota Census of Women in Corporate Leadership compiled by St. Catherine University. The Honor Roll is comprised of a select group of Minnesota companies with 20 percent or more gender diversity in their executive ranks and on their board of directors.
Code of Conduct and Code of Ethics for Senior Financial Officers
The Company’s trustees, officers, and employees are required to comply with a Code of Conduct adopted by the Board. The Board adopted the Code of Conduct to codify and formalize certain of the Company’s long-standing policies and principles that help ensure its business is conducted in accordance with the highest standards of moral and ethical behavior. The Code of Conduct covers several areas of professional conduct, including conflicts of interest, insider trading, corporate opportunities, discrimination and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company’s business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of the Company, through management, or Company legal counsel. Annually, the trustees and management sign acknowledgment forms attesting that they have read the Code of Conduct and understand their responsibilities under the Code of Conduct.
The Chief Executive Officer, Chief Financial Officer, and other senior financial officers performing similar functions are also subject to a Code of Ethics for Senior Financial Officers, adopted by the Board, which contains certain policies regarding financial records; periodic reporting, filings, and other communications with the SEC, other regulators, and the public; and compliance with applicable laws, rules, and regulations in the conduct of the Company’s business and financial reporting.
The Code of Conduct and Code of Ethics for Senior Financial Officers are posted on the Company’s website at ir.centerspacehomes.com under “Corporate Governance - Corporate Overview.” The Company intends to disclose any future amendments to, or waivers of, the Code of Conduct and the Code of Ethics for Senior Financial Officers on its website promptly following the date of any amendment or waiver, or by other method required or permitted under NYSE rules.

Equity Ownership and Retention Policy
Non-Employee Trustees
Under the Company’s Policy Regarding Share Ownership and Retention, as adopted on September 20, 2018 (the “Effective Date”) and amended on December 8, 2022, all non-employee trustees are required to own common shares, including shares issued as compensation for Board service, equal to the following:

Required Ownership Multiple of Annual Base Cash Compensation
Non-Employee Trustees	5x
Trustees are required to satisfy the ownership guidelines within five years following the later of (1) the Effective Date or (2) the date the Trustee was first elected or appointed to the Board. Once the Company certifies that a trustee has met the ownership requirement, future declines in common share value will not impact compliance as long as the trustee continues to own at least the same number of shares the trustee owned at the time the trustee achieved the required ownership level. In addition, trustees are required to retain at least 60% of the shares received as a result of any equity awards granted as compensation to the trustee by the Company until such time as the trustee is no longer a trustee of the Company. The status of share ownership and retention is reviewed annually by the Compensation Committee to ensure compliance.
Ownership includes:
•shares owned directly by the participant, participant’s spouse, and/or children;
•shares held in a revocable trust for the benefit of the participant, participant’s spouse, and/or children;
•shares owned by an entity in which the participant has or shares the power to vote or dispose of the shares;
•shares held in a retirement account owned by the participant or participant’s spouse; and
•shares pursuant to an equity award that are to vest within 12 months.
Shares do not include shares pursuant to performance awards that have not yet been earned. The Company intends that equity awards granted by the Company under its equity compensation plans will satisfy the ownership requirements.
Officers
The Policy Regarding Share Ownership and Retention also applies to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any other Executive Vice Presidents, any Senior Vice Presidents, and any Vice Presidents of the Company. As per the policy amended December 8, 2022, all Officers are required to own common shares and preferred shares of the Company and stock options granted within the Company’s Long-Term Incentive Plan (LTIP). The ownership requirements are as follows:

Required Ownership Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer & Chief Operating Officer	2x
Other Executive Vice Presidents	2x
Senior Vice Presidents	1x
Vice Presidents	0.5x

Officers are required to satisfy the ownership guidelines within five years following the later of (1) the Effective Date or (2) the date the officer was first appointed or hired as an officer. Promotion to a new office resets the five-year period. Once the Company certifies that an officer has met the ownership requirement, future declines in common share value will not impact compliance as long as the officer continues to own at least the same number of shares the officer had when they achieved the required ownership level. In addition, officers are required to retain at least 60% of the net shares received as a result of any equity awards granted to the officer issued to them by the Company until the ownership requirement is reached, the officer ceases to be an applicable officer, or the officer ceases to be employed by the Company, whichever occurs first. For purposes of this policy, “net shares” are those vested shares that remain after shares are sold or withheld, as the case may be, to pay any applicable exercise price for the award and to satisfy any tax obligations arising in connection with the exercise, vesting, or payment of the award.
Ownership includes:
•shares owned directly by the participant, participant’s spouse, and/or children;
•shares held in a revocable trust for the benefit of the participant, participant’s spouse, and/or children;
•shares owned by an entity in which the participant has or shares the power to vote or dispose of the shares;
•shares held in a retirement account owned by the participant or participant’s spouse; and
•shares pursuant to an award that are to vest within 12 months and unvested and unexercised stock options granted to Officers through the LTIP.
Shares do not include shares pursuant to performance awards that have not yet been earned and unexercised share options that were not granted to the Officers through the LTIP. The Company intends that equity awards granted by the Company under its equity compensation plans will satisfy the ownership requirements.
Failure to comply with this policy may result in the requirement that the officer retain 100% of net shares received as a result of any equity awards granted by the Company until the officer has reached the required ownership level. The Company may grant waivers of these requirements where compliance would place a severe hardship on an officer, would prevent an officer from complying with a court order, or in other exceptional circumstances. The status of share ownership and retention is reviewed annually by the Compensation Committee to ensure compliance.
Complaint Procedure
The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s Audit Committee has adopted a complaint procedure that requires the Company to forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls, or auditing matters. Any employee of the Company may submit, on a confidential, anonymous basis if the employee so chooses any concerns on accounting, internal accounting controls, auditing matters, or violations of the Company’s Code of Conduct or Code of Ethics for Senior Financial Officers. All such employee concerns may be reported by means of the Company’s whistleblower hotline through Lighthouse Services, an independent provider that assists organizations to identify improper activity or submitted in a sealed envelope to the Chair of the Audit Committee, in care of the Company’s General Counsel, who will forward any such envelopes promptly and unopened. The Audit Committee will investigate any such complaints submitted.
Communications to the Board
The Board recommends that shareholders and other interested parties initiate any communications with the Board in writing. Shareholders and other interested parties may send written communications to the full Board, the non-management trustees, any of the Committees, the Chair, or to any individual trustee c/o the Secretary, Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988, or via e-mail to trustees@centerspacehomes.com. All communications will be compiled by the Secretary and forwarded to the Board, the specified Board committee, or to individual trustees, as the case may be, not less frequently than monthly. This centralized process will assist the Board in reviewing and responding to communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication.
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
The Board has adopted a Related Party Transactions Policy, which sets forth the Company’s policies and procedures for the review, approval, or ratification of any related party transaction required to be reported in the Company’s filings with the SEC. The policy applies to any transaction, arrangement, or relationship or series of similar transactions, arrangements, or relationships in which the Company or any of its subsidiaries is a participant, the aggregate amount involved will or may be expected to exceed $120,000 in any year in which a related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Related parties for this purpose include trustees, trustee nominees, officers, 5% shareholders, and their immediate family members and associated entities.
The Audit Committee must approve any related party transaction subject to this policy before commencement of the transaction. If it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has the delegated authority to pre-approve, or ratify, as applicable, any related party transaction in which the aggregate amount involved is expected to be less than $250,000. Related party transactions that are identified as such subsequent to their commencement will promptly be submitted to the Audit Committee or the Chair of the Audit Committee, which will, if they determine it to be appropriate, ratify the transaction. The Audit Committee will annually review all ongoing related party transactions and assess whether they remain appropriate. Under the policy, the Audit Committee or its Chair will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as determined by the Committee or the Chair in good faith.
Since the beginning of 2022, there have been no transactions, and there currently are no proposed transactions, in excess of $120,000 between the Company and a related person, in which the related person had or will have a direct or indirect material interest.

TRUSTEE COMPENSATION
We structure compensation to attract and retain qualified non-management trustees and to further align the interests of non-management trustees with the interests of shareholders. The Compensation Committee reviews non-management trustee compensation trends and a competitive analysis of peer company practices prepared by the independent compensation consultant. The Compensation Committee makes recommendations to the Board of Trustees on compensation for our non-management trustees, including their retainers and annual equity awards.
Under the Company’s Policy Regarding Share Ownership and Retention, all non-management trustees are required to own common shares, including shares issued as compensation for Board service, equal to five times the non-management trustees’ annual base cash compensation. All non-management Trustees serving as of December 31, 2022 had met or exceeded these thresholds.
Trustees who are employees of the Company do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee. During 2022, non-management trustees received the following compensation:

BASE COMPENSATION
Position:	Compensation:
All non-management trustees:	(1) Annual retainer of $50,000;
(2) A restricted stock unit (“RSU”) award for an aggregate number of common shares determined by dividing $75,000 by the average closing price per share for the twenty days immediately prior to May 17, 2022, which will vest if serving on May 17, 2023. However, if a trustee who had served as a trustee for more than one year retired before May 17, 2023, the RSU award would be prorated. If a trustee who had less than one year of continuous service departed the Board prior to May 17, 2023, all such shares would be forfeited. Each of these awards was granted under our Amended and Restated 2015 Incentive Plan.

ADDITIONAL COMPENSATION
Position:	Compensation:
Chair of the Board:	$50,000 annual retainer and $50,000 in RSUs
Audit Committee Chair:	$20,000 annual retainer
Compensation Committee Chair:	$15,000 annual retainer
Nominating and Governance Committee Chair:	$10,000 annual retainer
Members of the Audit, Compensation, and Nominating and Governance Committees:	$10,000 for Audit committee members $7,500 for Compensation committee members $7,500 for Nominating and Governance committee members

Trustee Compensation Table for 2022
The following table shows the total compensation paid to or earned by the individuals who served as non-management trustees for any part of the year ended December 31, 2022.

Name	Earned or Paid in Cash(1) ($)	Share Fees Awards(2)(3)(4) ($)	Total ($)
Jeffrey P. Caira	75,109	70,825	145,934
Michael T. Dance	65,000	70,825	135,825
Emily Nagle Green	62,500	70,825	133,325
Linda J. Hall	70,000	70,825	140,825
Rodney Jones-Tyson	38,017	125,322	163,339
John A. Schissel	89,891	118,070	207,961
Mary J. Twinem	75,000	70,825	145,825
____________________________
(1)Includes: (i) annual retainers paid to each trustee and (ii) additional retainers paid to the Board Chair, Committee Chairs, and committee members. Does not include reimbursed expenses.
(2)On May 17, 2022, each non-management trustee was granted 856 restricted stock units (“RSUs”) (based on $75,000 divided by the 20-day average closing price of a common share prior to May 17, 2022). The chair received an additional 571 RSUs (based on $50,000 divided by the 20-day average closing price of a common share prior to May 17, 2022). These awards will vest in full on May 17, 2023 for those trustees serving on the vesting date. The grant date fair value of the RSUs was $82.74 per RSU.
(3)On January 24, 2022, Rodney Jones-Tyson received 593 RSUs (based on $60,000, divided by the 20-day average closing price of a common share prior to January 24, 2022) which will vest on January 17, 2024 if serving on the vesting date. The grant date fair value of the RSUs was $91.90.
(4)As of December 31, 2022, each independent trustee had 856 unvested RSUs, our chair, John Schissel, had an additional 571 unvested RSUs, and Rodney Jones-Tyson had an additional 593 unvested RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists, as of March 20, 2023, the beneficial ownership of common shares of the Company by (1) each trustee and nominee for trustee of the Company, (2) the named executive officers of the Company, and (3) all trustees and named executive officers of the Company as a group. The amounts shown are based on information provided by the individuals named and Company records. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner(1)	Common Shares	Percent of Class (2) of Common Shares As of March 20, 2023
Mark O. Decker, Jr.(3) Former Chief Executive Officer, President, Chief Investment Officer & Trustee(4)	46,169	*
Anne Olson(3) Chief Executive Officer, President & Secretary	14,887	*
Bhairav Patel Executive Vice President & Chief Financial Officer(5)	420	*
John Kirchmann Former Executive Vice President & Chief Financial Officer(5)	24,016	*
Jeffrey P. Caira Trustee	18,066	*
Michael T. Dance Trustee	10,695	*
Emily Nagle Green Trustee	5,642	*
Linda J. Hall Trustee	9,119	*
Rodney Jones-Tyson Trustee	595	*
John A. Schissel Trustee & Chair of the Board	7,595	*
Mary J. Twinem Trustee	6,577	*
Trustees and named executive officers as a group (11 individuals)	143,781
______________________________________
*    Represents less than 1% of common shares outstanding as of March 20, 2023.
(1)Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of March 20, 2023.
(2)Percentage of class is based on a total of 15,027,997 common shares outstanding as of March 20, 2023.
(3)On March 23, 2023, Mark O. Decker, Jr. resigned as President and CEO and Anne Olson was appointed as President, CEO and Executive Trustee of the Company effective March 31, 2023.
(4)Includes 44,564 shares held directly, 1,525 shares held indirectly by his spouse’s IRA, and 20 shares held indirectly by each of his four children.
(5)Effective January 10, 2022, John Kirchmann resigned as CFO and Bhairav Patel was appointed CFO. Effective June 30, 2022, John Kirchmann ceased to be an EVP.

The following table identifies each person or group believed by the Company to beneficially own, as of March 20, 2023, more than five percent of the outstanding common shares of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street, New York, NY 10055	2,884,381	19.1%
The Vanguard Group(2) 100 Vanguard Blvd, Malvern, PA 19355	2,478,393	16.5%
State Street Corporation(3) 1 Lincoln Street, Boston, MA 02111	990,518	6.6%
Wellington Management Group LLP(4) 280 Congress Street, Boston, MA 02210	1,054,192	7.0%
______________________________________
(1)Based on information of beneficial ownership as of December 31, 2022, included in a Schedule 13G filed on January 26, 2023. BlackRock, Inc. reports sole voting power with respect to 2,835,038 shares and sole dispositive power with respect to 2,884,381 shares.
(2)Based on information of beneficial ownership as of December 31, 2022, included in a Schedule 13G filed on February 9, 2023. The Vanguard Group, Inc. reports sole voting power with respect to 0 shares and sole dispositive power with respect to 2,438,498 shares.
(3)Based on information of beneficial ownership as of December 31, 2022, included in a Schedule 13G filed on February 6, 2023. State Street Corporation reports sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.
(4)Based on information of beneficial ownership as of December 31, 2022, included in a Schedule 13G filed on February 6, 2023. Wellington Management Group LLP reports sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Executive Officers of the Company
Set forth below are the names, ages and titles of each of the Company’s executive officers as of April 5, 2023 as well as a summary of their backgrounds and business experience (other than the Company’s President, Chief Executive Officer and Secretary, Ms. Olson, whose biography is listed above under “Proposal 1: Election of Trustees—Nominees”).

Name	Age	Title
Anne Olson	46	President, Chief Executive Officer and Secretary
Bhairav Patel	44	Executive Vice President and Chief Financial Officer
Bhairav Patel joined the Company as Executive Vice President on November 8, 2021 and was appointed Chief Financial Officer on January 10, 2022. Mr. Patel is a seasoned real estate finance and investment executive with more than 15 years of finance and accounting experience. He previously served as Executive Vice President of Finance and Accounting for New Senior Investment Group Inc. ("New Senior"). Mr. Patel joined New Senior in January 2019 upon the internalization of the company's management function and was later appointed its Interim Chief Financial Officer in October 2019, a position in which he served until New Senior was acquired in September 2021 by Ventas. During his tenure at New Senior, he was responsible for overseeing the company's accounting, finance, treasury and tax functions. Prior to New Senior, he served as Managing Director in Fortress Investment Group's ("Fortress") private equity group beginning in March 2016, when he was appointed as the Chief Accounting Officer for New Senior, which was externally managed by Fortress at the time. He received a Bachelor's degree and a Master's degree in Commerce from the University of Mumbai (India) and is a Certified Public Accountant (inactive).

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Description of Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), this Proposal 2, commonly known as a “say-on-pay” proposal, provides the Company’s shareholders the opportunity to express their views on the compensation of the Company’s named executive officers by voting, on an advisory basis, on the compensation of the named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices described in this Proxy Statement.
Please review the section titled “Compensation Discussion and Analysis” for details regarding the Company’s executive compensation program, including the portion titled “Executive Summary and Achievements for 2022” and “2022 Compensation Summary,” which summarizes significant components of the Company’s executive compensation program and actions taken by the Compensation Committee.
The Company is asking its shareholders to indicate their support for the named executive officers’ compensation as described in this Proxy Statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”
As provided by the Dodd-Frank Act, the say-on-pay vote is advisory and therefore not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the shareholders, and to the extent there are a significant number of votes against the compensation of the named executive officers as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the shareholders’ concerns and evaluate what actions are necessary to address those concerns.
Required Vote
The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to approve on an advisory basis the compensation of the named executive officers as disclosed in this Proxy Statement.
Vote Recommended
The Board recommends that shareholders vote on an advisory basis FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers”:
•Anne M. Olson, President and Chief Executive Officer since March 31, 2023; Secretary since April 30, 2017; formerly General Counsel from April 30, 2017 to March 31, 2023 and Chief Operating Officer from June 25, 2018 to March 31, 2023.
•Bhairav Patel, Executive Vice President since November 8, 2021, and Chief Financial Officer since January 10, 2022.
•Mark O. Decker, Jr., Chief Executive Officer from April 27, 2017 to March 31, 2023, and President and Chief Investment Officer from August 5, 2016 to March 31, 2023.

•John Kirchmann, Executive Vice President from April 30, 2017 to June 30, 2022 and Chief Financial Officer from June 29, 2017 to January 10, 2022.
The Company did not have any other executive officers during 2022.
Executive Summary and Achievements for 2022
2022 Performance
During 2022, the Company announced the following achievements:
•Net loss was $(1.35) per basic diluted share for the year ended December 31, 2022, compared to net loss of $(0.47) per basic and diluted share for the year ended December 31, 2021.
•Core FFO (non-GAAP - refer to Appendix A: Non-GAAP Financial Measures and Reconciliations) increased to $4.43 or 11.0% per diluted share compared to $3.99 for the year ended December 31, 2021.
•Same-store year-over-year net operating income (non-GAAP - refer to Appendix A: Non-GAAP Financial Measures and Reconciliations) growth of 9.0% driven by same-store revenue growth of 10.0%.
•Issued 321,000 common shares at an average price of $98.89 per share for total consideration, net of commissions and issuance costs, of approximately $31.4 million.
•Repurchased 432,000 common shares for a total consideration of $29.1 million and an average of $67.23 per share.
•Acquired a portfolio of three apartment communities in the Minneapolis, Minnesota area, totaling 267 apartment homes, for an aggregate purchase price of $70.3 million.
•Acquired Noko Apartments, a 130 home apartment community, located in Minneapolis, Minnesota for an aggregate purchase price of $46.6 million.
•Acquired Lyra Apartments, a 215 home apartment community in Centennial, Colorado for an aggregate purchase price of $95.0 million.
•Closed on a $100.0 million term loan which bears interest at a floating rate of 120 to 175 basis points over the Secured Overnight Financing Rate based upon our leverage ratio for a 364-day term with an option to extend for an additional 364-day term.
FFO, Core FFO, Same-Store NOI, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. For more information on their usage and presentation, and a reconciliation to the most directly comparable GAAP measures, please refer to Appendix A.

2022 Compensation Summary
The primary goal of the Company’s executive compensation program is to attract and retain highly qualified and experienced executive talent and align the interests of the executive officers with those of the shareholders. Below is a summary of the key attributes that define the Company’s executive compensation program approved for 2022.
•A significant portion of each executive officer’s total compensation is at-risk and based on operating and share price performance.
•The 2022 short-term incentive program (the “2022 STIP”) included the following metrics:
•Under the 2022 long-term incentive program (the “2022 LTIP”), each executive officer received:
•The 2022 LTIP stock option awards vest in equal installments on January 1, 2023, January 1, 2024, January 1, 2025 and January 1, 2026, if the officer remains in the continuous employ of the Company through each applicable vesting date. The named executive officers will realize no compensation under the stock options unless at the time of exercise the Company’s share price has increased over the share price at time of grant. Therefore, the stock options help to align executive pay with company share performance and to align the interests of our named executive officers with those of our shareholders.
•The 2022 LTIP time-based restricted share unit (“RSU(s)”) awards vest ratably over three years, beginning January 1, 2023, if the officer remains in the continuous employ of the Company through each of the applicable vesting dates.
•The 2022 LTIP performance based awards are based on the Company’s total shareholder return compared to the FTSE Nareit Apartment Index over a three-year performance period. They vest, to the extent earned, 100% after the conclusion of the performance period.
•There are no guaranteed minimum STIP or LTIP payouts.

•There are no guaranteed annual salary increases.
•Executive officers are subject to a clawback policy, a share ownership and retention policy, and a policy prohibiting hedging and pledging of the Company’s securities, as well as other Company policies described in the “Company Policies” section of this Compensation Discussion and Analysis.
•Change in control agreements entered into with executive officers subject the payment of severance benefits to double-trigger provisions (i.e., severance benefits are payable only upon a termination without cause or termination for good reason following a change of control) and require conditions for payment.
Executive Compensation Philosophy
The Board believes that the Company’s compensation program for executive officers should:
•attract and retain highly qualified executives;
•motivate these executives to improve the Company’s financial position and increase shareholder value on an annual and long-term basis;
•target “total compensation” reflective of the Company’s relative size compared to peers;
•promote management accountability for financial and operational performance;
•provide a total compensation pay mix that includes base salary, and both cash and equity incentive components; and
•promote teamwork and cooperation throughout the Company and within the management group.
The Compensation Committee applied this philosophy in establishing each of the elements of the executive compensation program for 2022. The Compensation Committee’s goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data, in order to design an executive compensation program that would attract and retain talented executives, provide incentives to executives to achieve certain performance targets, and link executive compensation to shareholder results by rewarding competitive and superior performance.
Executive Officer Compensation Processes
The Compensation Committee meets in executive session without management present to discuss various compensation matters, including the compensation of the Chief Executive Officer. In addition, the Compensation Committee annually reviews all elements of executive compensation and benefit programs for reasonableness and cost-effectiveness.
The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as an independent consultant to advise the Compensation Committee on executive compensation matters during 2022. Meridian performed no other services for the Company during 2022. Meridian also advised the Company on executive compensation matters in 2021 and in prior years. In August 2021, Meridian assisted in developing an appropriate peer group and conducted an analysis and peer comparison of total compensation for executives. Meridian was engaged directly by the Compensation Committee, although it periodically interacted with management to gather relevant data. Since the time of its engagement, the Compensation Committee annually assesses Meridian’s independence in accordance with the listing standards of the NYSE. Based on information from Meridian and the confirmation of each of the trustees and executive officers that no business or personal relationships with Meridian exist, the Compensation Committee concluded that Meridian was independent from the Company and that Meridian’s work did not raise any conflicts of interest.

Executive Compensation Peer Group
In 2021 the Compensation Committee, with the assistance of Meridian, determined that executive officer compensation should be benchmarked against a peer group of public REITs based on similar asset focus, size in terms of assets and revenue, and geographic location (“Peer Group”) as the Company. Based on these criteria, the Compensation Committee approved the following peer group:

•American Assets Trust Inc.	•Apartment and Investment Management Co. (AIMCO)	•Armada Hoffler Properties, Inc.

•Bluerock Residential Growth REIT, Inc.	•BRT Apartments Corp.	•Apartment Income REIT Corp.

•Clipper Realty, Inc.	•EastGroup Properties, Inc.	•Kennedy-Wilson Holdings, Inc.

•Independence Realty Trust, Inc.	•Mid-America Apartment Communities, Inc.	•NexPoint Residential Trust, Inc.

•PS Business Parks, Inc.	•UMH Properties, Inc.	•Elme Communities

Role of Management and Compensation Consultant in Executive Compensation Decisions
During 2022, Company management was involved in the following executive compensation processes:
•The executive officers, as requested by the Compensation Committee, developed and oversaw the creation of written background and supporting materials on compensation for distribution to the Compensation Committee prior to its meetings; and
•the Chief Executive Officer and Meridian provided the Compensation Committee with comments and recommendations regarding salary levels, salary increases, and long term incentive plans for members of management, including the named executive officers (other than for the Chief Executive Officer).
Determination of Compensation for Named Executive Officers
The key factors the Compensation Committee considered in setting or approving the compensation for the named executive officers are discussed below and include the nature, scope, and level of their respective responsibilities and their individual contribution to the Company’s operational and financial results. These factors were considered as a whole, and no one factor was determinative of an executive’s compensation. Additionally, in the case of senior executive officers other than the CEO, the Compensation Committee considered the recommendations of the CEO.
Components of the Executive Compensation Program
The primary elements of the Company’s executive compensation program are:
•base salary;
•short-term incentives;
•long-term incentives;
•health and retirement programs; and
•executive benefits and perquisites.

Base Salary
Base salaries for the named executive officers, including the CEO, are designed to compensate such individuals for their sustained performance. The Compensation Committee considered the following factors in establishing 2022 base salaries of each executive officer: (i) the responsibilities and experience of the particular individual; (ii) the appropriate mix between fixed compensation and incentive compensation; (iii) market data derived from the Peer Group for comparable positions; (iv) internal equity among executive officers; (v) individual and Company performance; and (vi) cost to the Company. During 2022, the Company established the following annual base salaries for its executive officers:

Officer	2022	% Change from 2021
Mark O. Decker, Jr.	$480,000	2.128%
Anne M. Olson	$380,000	5.556%
Bhairav Patel(1)	$350,000	-
John Kirchmann(1)	$325,000	-
______________________________________
(1)Effective January 10, 2022, John Kirchmann resigned as CFO and Bhairav Patel was appointed CFO. Effective June 30, 2022, John Kirchmann ceased to be an EVP.
Short-Term Incentive Awards (STIP)
The objective of the STIP is to incentivize our named executive officers to achieve performance goals relating to key financial and operational measures and individual strategic measures, each of which help to drive business results and shareholder value.
Under the STIP, the Company’s named executive officers are provided the opportunity to earn cash awards, based on the degree of attaining specified performance goals of the Company over a one-year performance period beginning on the first day of the fiscal year. The executive officers must be employed by the Company on the last day of the performance period, December 31, 2022, to receive any earned cash award.
Target 2022 STIP Opportunity
The Compensation Committee set each named executive officer’s target 2022 STIP awards (expressed as a percentage of the named executive officer’s base salary) after taking into account the following factors: (i) the appropriate mix between fixed compensation and incentive compensation; (ii) market data derived from the Peer Group for comparable positions; (iii) internal equity among executive officers; (iv) individual and Company performance; and (v) cost to the Company. The table below shows each named executive officer’s target 2022 STIP:

Target 2022 STIP Expressed as a Percentage of Base Salary
Mr. Decker	100%
Ms. Olson	90%
Mr. Patel	100%
Each named executive officer could earn between 50% and 150% of the named executive officer’s Target 2022 STIP based on achieved performance. However, if threshold performance was not achieved with respect to a specific performance goal, no STIP award would be earned for that performance goal.
2022 STIP Performance Measures and Related Weighting
The table below shows the Compensation Committee selected performance measures for the 2022 STIP and each of their relative weights:

Percentage of 2022 STIP
Core FFO Per Share	30%
Same-Store NOI Growth	15%
Adjusted EBITDA Margin	15%
Investment Performance	20%
Strategic Goals	20%
If achievement of an objective performance goal (i.e., Core FFO, Same-Store NOI Growth, Adjusted EBITDA Margin, and Investment Performance) falls between the threshold and target performance levels or between target and maximum performance levels, that portion of the award will be determined by linear interpolation. AFFO, same-store NOI growth, and adjusted EBITDA margin were calculated, and the strategic goals were determined as provided below. AFFO, Same Store NOI Growth and Adjusted EBITDA Margin are non-GAAP measures. For more information on their usage and presentation, and a reconciliation to the most directly comparable GAAP measures, please refer to Appendix A.
2022 STIP Performance Goals
The independent trustees approved each of the 2022 STIP performance goals within the first 90 days of the performance period, which began January 1, 2022, considering input from the full Board of Trustees and the Chief Executive Officer. These performance goals and related payout opportunities are described below.
Core FFO
FFO, as defined by Nareit, is equal to a REIT’s net income or loss calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains or losses from sales of certain real estate assets, gains and losses from a change in control, and impairment write-downs of certain real estate assets and investments. The portion of the 2022 STIP based on Core FFO (“FFO”) was computed by calculating the Company’s FFO for 2022 and then adjusting that number to:
•exclude the impact of losses on extinguishment of debt; certain technology implementation costs; commercial lease termination proceeds; certain acquisition related costs; termination costs, amortization, and mark-to-market adjustments related to interest rate swaps; 2022 STIP costs below target; interest savings on refinancing; and other miscellaneous items.
The Compensation Committee selected FFO because growth of FFO is a primary driver of shareholder value over a multi-year period and is a common measure used in the REIT industry. The table below shows the 2022 FFO goals and related payout opportunities (expressed as a percentage of target):

	Performance Metric	Achievement Level (% of Target Earned)
Below Threshold	Below $4.33	—
Threshold	$4.33	50%
Target	$4.45-$4.52	100%
Maximum	$4.57	150%
Same-Store NOI Growth
NOI refers to total real estate revenues less property operating expenses, including real estate tax expense. Same-store is a term that refers to apartment communities that are owned or in-service for substantially all of the periods being compared and, in the case of development properties, have achieved a target level of physical occupancy of 90%. Same-store NOI growth for the 2022 STIP was calculated as the increase of current year same-store NOI over prior year same-store NOI.
Same-store NOI growth is a key financial metric for the Company that measures the Company’s ability to increase the revenue and manage expenses relative to the prior year’s performance within a pool of same-store assets. The

Company’s same-store NOI growth goals were based on the low-end, mid-point, and high-end of our disclosed guidance. The table below shows the 2022 Same Store NOI growth goals and related payout opportunities (expressed as a percentage of target):

	Performance Metric	Achievement Level (% of Target Earned)
Below Threshold	Below 6.5%	—
Threshold	6.5%	50%
Target	8.25% to 8.75%	100%
Maximum	10.0%	150%
Adjusted EBITDA Margin
Adjusted EBITDA refers to earnings before interest, taxes, depreciation, amortization, gain or loss on sale of real estate and other investments, impairment of real estate investments, gain or loss on extinguishment of debt, termination costs, amortization, and mark-to-market adjustments related to interest rate swaps, certain technology implementation and acquisition related costs, commercial lease termination proceeds, and other adjustments for non-routine items. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total real estate revenues. Adjusted EBITDA margin measures the ratio of revenue that remains available to service debt, pay for capital investments, and cover dividends after satisfying operating expenses, general and administrative expenses, property managements expenses, and other expenses or losses required for the Company’s day to day operations.
Adjusted EBITDA margin is a key financial metric for the Company that measures the relative strength of the Company’s balance sheet and its ability to service debt and provide distributable cash to shareholders. The table below shows the 2022 Adjusted EBITDA Margin goals and related payout opportunities (expressed as a percentage of target):

	Performance Metric	Achievement Level (% of Target Earned)
Below Threshold	Below 48.0%	—
Threshold	48.0%	50%
Target	48.75%-49.0%	100%
Maximum	50.0%	150%
Investment Performance
Investment Performance is calculated on all non-same store communities based on actual performance to underwritten NOI with approved budget assumption differences for a comparable period.
Investment Performance is a key financial metric for the Company that measures the Company’s ability to meet revenue and expense expectations for non-same store assets.

	Performance Metric	Achievement Level (% of Target Earned)
Below Threshold	Below 95%	—
Threshold	95%	50%
Target	98%-100%	100%
Maximum	102%	150%
Strategic Goals
The Compensation Committee established strategic performance goals for 2022 for each of the named executive officers. Following the performance period (calendar year 2022), the Compensation Committee analyzed each named executive officer’s performance of his or her specific goals and determined the extent to which each had achieved such goals.
In evaluating Mr. Decker’s performance against his strategic performance goals, the Committee and the independent trustees considered, among other factors, the Company’s ability to develop and execute on a strategic plan, align organizational communication, and enhance operational proficiency and growth (including achievement of certain budget forecasts and financial metrics). In addition, the CEO was evaluated for his ability to recruit, empower, and develop a high-performing team. These factors were considered as a whole, and no numerical weight was attributed to any particular factor.
In evaluating Ms. Olson’s and Mr. Patel’ s performance against their respective strategic performance goals, the Committee and the independent trustees considered recommendations of the CEO. Among the other factors considered were the Company’s ability to develop and execute on a strategic plan, align organizational communication, enhance operational proficiency and balance sheet strength (including achievement of certain financial metrics), and enhance the customer experience through development of comprehensive initiatives in operations and technology.
Achieved 2022 STIP Performance and Payouts
The table below summarizes the total 2022 STIP payout earned by the named executive officers for the year ended December 31, 2022.

Name	Core FFO(1)	NOI Growth(2)	Adjusted EBITDA Margin(3)	Investment Performance(4)	Strategic Goals(5)	Total Payout	% of Target
Mark O. Decker, Jr.	$108,000	$78,480	—	—	$96,000	$282,480	59%
Anne M. Olson	$76,950	$55,917	—	—	$102,600	$235,467	69%
Bhairav Patel	$78,750	$57,225	—	—	$105,000	$240,975	69%
______________________________________
(1)The Company generated Core FFO of $4.39 per diluted share during the year ended December 31, 2022, with a 75% payout between threshold and target.
(2)The Company’s same-store NOI growth was 9.0% for the year ended December 31, 2022, with a 109% payout between target and maximum.
(3)The Company’s adjusted EBITDA margin was 47.0% for the year ended December 31, 2022, with no payout.
(4)The Company’s investment performance was 93% for the year ended December 31, 2022, with no payout.
(5)With respect to the strategic goals, based on a number of factors including the achievement of individual qualitative objectives, the Compensation Committee, with the approval of the independent trustees, determined that (a) Mr. Decker earned a payout equal to 100%; (b) Ms. Olson earned a payout of 150%, and (c) Mr. Patel earned a payout equal to 150%.
Long-Term Incentive Awards (LTIP)
The objective of the long-term incentive plan is to align the interests of our named executive officers’ with those of our shareholders by linking long-term pay to key performance metrics and share price. In addition, the long-term incentive plan helps to promote retention of our named executive officers through multi-year vesting requirements.
2022 Target LTIP Value and Equity Mix
In December 2021, upon the recommendation of the Compensation Committee, the independent trustees approved the following 2022 Target LTIP Value and equity mix for each NEO:

Name	2022 Target LTI Value ($)	Stock Options (#)	Time-Based RSUs (#)	Performance Based RSUs (#)
Mark O. Decker, Jr.	1,080,000	13,366	1,991	5,973
Anne Olson	608,000	7,525	1,121	3,363
Bhairav Patel	350,000	4,332	645	1,936

The Compensation Committee considered the following factors in establishing 2022 LTIP target value for each executive officer: (i) the appropriate mix between fixed compensation and incentive compensation; (ii) market data derived from the Peer Group for comparable positions; (iii) internal equity among executive officers; (iv) individual and Company performance; and (v) cost to the Company.
2022 Stock Options
Stock options comprised 20% of each named executive officer’s 2022 Target LTIP Value. The exercise price of each stock option is $110.90, which equals the grant date closing share price of our common stock. The options vest in equal installments on January 1, 2023, January 1, 2024, January 1, 2025, and January 1, 2026, subject to the named executive officer remaining in the continuous employ of the Company or an affiliate through each of the applicable vesting dates.
Stock options are exercisable for three (3) months after an officer terminates employment with the Company and all affiliates, unless such termination is due to the officer’s death or disability, in which case options are exercisable for twelve (12) months after the officer’s death or disability. However, the 2022 stock options may not be exercised after the options’ expiration date of January 1, 2032.
The named executive officers will realize no compensation under their stock option grants unless at the time of exercise the Company’s share price has increased over the share price at time of grant. Therefore, the time-based stock options help to align executive pay with company share performance and to align the interests of our named executive officers with those of our shareholders.
2022 Time-Based RSUs
Time-based RSUs comprised 20% of each named executive officer’s 2022 Target LTIP Value. The RSUs vest in equal installments on January 1, 2023, January 1, 2024, and January 1, 2025, subject to the named executive officer remaining in the continuous employ of the Company or an affiliate through each of the applicable vesting dates. If a named executive officer’s employment is terminated due to death or disability before the last vesting date, then any RSUs that remain unvested will vest in full as of the date of such termination. Upon vesting, each then vested RSU is settled and distributed in a single share of the Company’s common stock.
2022 Performance-Based RSUs
Performance-based RSUs comprised 60% of each named executive officer’s 2022 Target LTIP Value. The Performance-based RSUs are earned based on the Company’s TSR relative to the TSR of each of the constituent members of the FTSE Nareit Apartment Index measured over the three-year performance period ending December 31, 2024, as provided in the table below:

	Company’s TSR Percentile Rank at the end of Performance Period	Number of Performance-Based RSUs Earned
Below Threshold	Below 25th percentile	None
Threshold	25th percentile	25% of Performance-Based Target Shares
Target	50th percentile	100% of Performance-Based Target Shares
Maximum	75th percentile	200% of Performance-Based Target Shares
If achievement falls between two performance levels, then linear interpolation will be used to determine the number of earned shares.
If the named executive officer remains in the continuous employ of the Company or an affiliate from the date of grant until the last day of the measurement period, then the earned performance-based RSUs will fully vest at the end of the measurement period and will be paid in shares of Company common stock in the first quarter of 2025.

By including nearly all U.S. REITs, the Company believes that the FTSE Nareit Apartment Index provides an appropriate index against which to measure Company share performance.
The Company’s TSR is the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%) in the value of a common share during the measurement period reflecting the appreciation/depreciation in the price per common share and dividends paid on a common share during the measurement period, including the reinvestment of dividends. The Company’s TSR for each 12-month period in the measurement period will be calculated as follows:
1.the closing price of the common share on the last day of such measurement period (but using the average closing price for the 20 trading days ending on the last day of the measurement period for the last such period) plus dividends paid during such period divided by
2.the closing price of the common share on the first day of such 12-month period (but using the average closing price for the 20 trading days ending before the first day of the measurement period for the first 12-month period).
If the measurement period ends on account of a change in control, the Company’s TSR for the period from the most recent calendar year-end to the change in control date will be annualized for purposes of calculating the Company’s TSR. The TSR of a constituent member of the REIT Index will be the TSR of such member, calculated in accordance with the methodology described above for the Company’s TSR. If the named executive officer’s employment is terminated before the end of the measurement period for either good reason by the officer, without cause by the Company, or upon the officer’s death or disability (a ‘‘Qualifying Termination’’), then a pro rata portion of the earned shares will vest at the end of the measurement period. If a change in control occurs before the end of the performance period, then a pro rata portion of the earned shares will vest on the change in control date.
Health, Retirement and Other Benefits
In an effort to attract, retain and fairly compensate talented employees, the Company offers various benefit plans to its employees, including a 401(k) benefit plan, and health, life insurance, and short and long-term disability plans. These benefit plans are part of the Company’s broad-based employee benefits program, and none of these plans are offered to the named executive officers either exclusively or with terms different from those offered to other eligible Company employees.
Executive Perquisites
In 2022, the Company provided limited perquisites to our named executive officers, which included the following: cell phone, data plan and paid parking contracts. The Company provides perquisites to retain executive talent. The total value of all perquisites received by any of the named executive officers in 2022 was less than $10,000.
Say-On-Pay Results and Consideration
Say-On-Pay Voting Results for the Year ended December 31, 2022
At the Company’s 2022 Annual Meeting of Shareholders, 97.69% of the shareholders that cast votes on the proposal approved of our executive compensation program. The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions and considered the vote in reviewing and evaluating its executive compensation programs. The Compensation Committee also considered numerous other factors in evaluating the Company’s executive compensation programs as discussed in this Proxy Statement, including its desire to continue to enhance the alignment of our named executive officers’ interests with those of our shareholders.
While each of these factors (among other things) informed the Committee’s decisions regarding the named executive officers’ compensation, the Compensation Committee did not implement any changes to the Company’s executive compensation programs as a result of the shareholder advisory vote.

Say-On-Frequency Voting Results
At the Company’s 2017 Annual Meeting of Shareholders, a majority of the Company’s shareholders voted to hold an advisory vote on executive compensation every year. The Board considered the voting results on that proposal and adopted a policy providing for an annual advisory shareholder vote on the Company’s executive compensation. The next required “say-on-frequency” advisory vote will occur at this Annual Meeting. See Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.
Employment Agreements
The Company does not have any employment agreements with any of its executive officers.
Company Policies
Clawback Policy
The Company believes it is important to foster and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. For this reason, the Company adopted the Executive Incentive Compensation Recoupment Policy, more commonly known as a clawback policy, effective May 1, 2015. This policy applies to all executive officers, vice presidents and senior vice presidents who receive incentive compensation, including annual cash bonuses and cash and equity awards under the current or future STIP and LTIP, which are based on achievement of specified financial performance metrics. The policy applies to such awards approved, awarded, or granted on or after the effective date of May 1, 2015. The Board reviewed and updated the clawback policy in March 2020.
In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, a person covered by this clawback policy will be required to reimburse or forfeit any incentive compensation received if such person engaged in fraud, intentional misconduct, or illegal behavior that caused or contributed to such restatement. The amount to be reimbursed or forfeited will be the amount of the incentive compensation paid or awarded to the person based on the erroneous financial data exceeding the amount that would have been paid based on restated results, as determined by the Board in its sole discretion. The Board will also determine the method for recouping such amounts, which may include: (1) requiring reimbursement of cash incentive compensation previously paid to the person; (2) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (3) offsetting the recouped amount from any compensation otherwise owed by the Company to the person; (4) canceling outstanding vested or unvested equity awards made to the person; and/or (5) taking any other remedial and recovery action permitted by law. The Company is not required to indemnify any covered executive from the reimbursement or forfeiture of incentive compensation sought or obtained pursuant to the clawback policy.
The Board has the sole discretion to decide whether it is appropriate to recoup the pre- or post-tax incentive compensation amount based on the person’s circumstances.
Change in Control Severance Agreements
The Company has entered into “double-trigger” Change in Control Severance Agreements with Ms. Olson and Mr. Patel. The Company believes it is important to provide such officers assurances regarding the benefits that will be payable if a change in control occurs (first trigger) and their employment with the Company and its affiliates is terminated without cause by the Company or terminated by the officer for good reason, as such terms are defined in the agreements (second trigger). Additional information regarding the terms of these Severance Agreements is described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
The Company previously entered into a Change in Control Severance Agreement with Mark Decker, Jr., the Company’s former President and Chief Executive Officer. As previously disclosed, in connection with his separation from the Company, the Company entered into a Separation Agreement with Mr. Decker, which superseded and replaced his rights under the Change in Control Severance Agreement.

Share Ownership and Retention
Our named executive officers are subject to the Company’s Policy Regarding Share Ownership and Retention. This policy requires that, within five years of the officer’s hire date or promotion to a covered position, the officer owns shares of the Company equal to the following:

Position	Value of Shares
Chief Executive Officer	5x annual base salary
Chief Operating Officer and Chief Financial Officer	2x annual base salary
The value of the Shares owned by a Participant is calculated as the number of Shares owned multiplied by the greater of (i) the closing per-Share price on the most recent trading date prior to the date of the determination, or (ii) the average closing per-Share price during the one-year trading period ending on the most recent trading date prior to the date of the determination.
Additionally, the named executive officers are required to retain an amount equal to 60% of the Net Shares received as a result of any equity awards granted to the Officer by the Company until the earlier of the time that (a) the applicable Ownership Guideline is reached, (b) the Officer is no longer employed by the Company, or (c) the Officer otherwise ceases to be an Officer. “Net Shares” are those vested Shares that remain after Shares are sold or withheld, as the case may be, to pay any applicable exercise price for the award and to satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award.
Hedging and Pledging of Company Securities
The Company has adopted a Policy Regarding Hedging and Pledging of Securities. Under this policy, our named executive officers are prohibited from: (1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company’s securities or through the use of financial instruments designed for such purpose; and/or (2) pledging the Company’s securities as collateral for a loan, including without limitation through the use of traditional margin accounts with a broker.
Consideration of Certain Tax Effects
Pursuant to the Tax Cuts and Jobs Act, the Section 162(m) performance-based compensation exception was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our covered employees in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as Section 162(m) performance-based compensation pursuant to the transition relief provided by the Tax Cuts and Jobs Act. No assurance can be given that any compensation paid will be eligible for such transition relief and, therefore, eligible for the Section 162(m) performance-based compensation exception.
The committee will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements and intends to continue to compensate our named executive officers in a manner consistent with the best interests of our company and shareholders. The committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.
Compensation Committee Report
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board:
Linda J. Hall (Chair)
Michael T. Dance
Emily Nagle Green
Rodney Jones-Tyson

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation paid to or earned by the named executive officers for the years ended December 31, 2022, December 31, 2021 and December 31, 2020. For a narrative discussion of the compensation determinations that were made for 2022, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	LTIP Share Awards (1) ($)	Stock Option Awards (1) ($)	STIP Incentive Cash Compensation (2) ($)	All Other Compensation (3)(4) ($)	Total ($)
Mark O. Decker, Jr.(5)	2022	480,000	1,005,833	228,473	282,480	15,250	2,012,036
Former President, Chief Executive Officer and Chief Investment Officer	2021	470,000	986,235	149,425	687,610	14,500	2,307,770
	2020	470,000	296,458	488,211	407,255	13,346	1,675,270

John A. Kirchmann(6)	2022	236,250	—	—	—	11,375	247,625
Former Executive Vice President	2021	325,000	303,142	45,922	332,833	14,500	1,021,397
and Chief Financial Officer	2020	325,000	102,488	168,795	201,679	13,558	811,520

Anne Olson(5)	2022	380,000	566,318	128,629	235,467	15,250	1,325,664
President, Chief Executive Officer	2021	360,000	537,119	81,390	474,012	14,500	1,467,021
and Secretary	2020	360,000	141,939	233,720	275,472	13,625	1,024,756

Bhairav Patel(6)	2022	350,000	479,354	74,050	240,975	47,724	1,192,103
Executive Vice President and Chief
Financial Officer
______________________________________
(1)The amounts included in this column represent the full grant date fair value, computed in accordance with ASC Topic 718, of restricted stock units or stock options awarded under the 2022 LTIP awards. The time-based RSUs were granted on January 1, 2022. Each applicable officer received three LTIP awards on the applicable grant date: (i) time-based RSUs which vest ratably over a three-year period provided the recipient is still employed with the Company ("time-based LTIP award"); (ii) performance-based RSUs which vest based on achieving certain performance goals at the end of the performance period, or December 31, 2024, provided that the recipient is still employed with the Company ("performance-based LTIP award"); and (iii) stock options which vest ratably over a four-year period provided the recipient is still employed with the Company ("stock options"). See the "Long-Term Incentive Awards - 2022 LTIP" section of the Compensation Discussion and Analysis section of this Proxy Statement for more information.
(2)The amounts included in this column represent the cash awards earned under the referenced year pursuant to the Company’s STIP, based on the period performance. The awards were paid following the end of applicable year. See the “Short-Term Incentive Awards” section of the Compensation Discussion and Analysis section of this Proxy Statement for more information.
(3)Consists of Company 401(k) contributions.
(4)Consists of $32,474 in commuting expenses for Mr. Patel’s travel to Minnesota.
(5)On March 23, 2023, Mark O. Decker, Jr. resigned as President and CEO and Anne Olson was appointed as President, CEO and Executive Trustee of the Company effective March 31, 2023.
(6)Effective January 10, 2022, John Kirchmann resigned as CFO and Bhairav Patel was appointed CFO. Effective June 30, 2022, John Kirchmann ceased to be an EVP.

The charts set forth below show the percentages of compensation paid to the named executive officers in 2022 for base salary, LTIP share and stock option awards, STIP cash compensation, and all other compensation.

Grants of Plan-Based Awards
The following table presents information regarding share awards and incentive cash compensation granted to the named executive officers for performance during 2022 under the Company’s Amended and Restated 2015 Incentive Plan.

Name	Type of Award	Grant Date	Estimated Future Payouts under Non-Equity Incentive Awards(1)			Estimated Future Payouts under Equity Incentive Awards(2)			All Other Share Awards: No. of Shares(3)	No. of Options(4)	Exercise or Base Price of Option Award ($/Share)	Grant Date Fair Value ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark O. Decker, Jr.	STIP	—	240,000	480,000	720,000	—	—	—	—	—	—	—
	Time-Based RSUs	1/1/2022	—	—	—	—	—	—	1,991	—	—	220,802
	Stock Options	1/1/2022	—	—	—	—	—	—	—	13,366	110.90	228,473
	Performance-based RSUs	1/1/2022	—	—	—	1,493	5,973	11,946	—	—	—	785,031
Anne Olson	STIP	—	171,000	342,000	513,000	—	—	—	—	—	—	—
	Time-Based RSUs	1/1/2022	—	—	—	—	—	—	1,121	—	—	124,319
	Stock Options	1/1/2022	—	—	—	—	—	—	—	7,525	110.90	128,629
	Performance-based RSUs	1/1/2022	—	—	—	841	3,363	6,726	—	—	—	441,999
Bhairav Patel	STIP	—	175,000	350,000	525,000	—	—	—	—	—	—	—
	Time-Based RSUs	1/1/2022	—	—	—	—	—	—	2,028	—	—	224,905
	Stock Options	1/1/2022	—	—	—	—	—	—	—	4,332	110.90	74,050
	Performance-based RSUs	1/1/2022	—	—	—	484	1,936	3,872	—	—	—	254,449
______________________________________
(1)STIP awards for 2022 Performance: Includes the potential range of 2022 STIP cash awards as described in the Compensation Discussion and Analysis section of this Proxy Statement. The actual amount earned for 2022 performance is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)Performance-based LTIP awards were granted on January 1, 2022, which vest based on achieving certain performance goals at the end of the performance period, or December 31, 2024, provided that the recipient is still employed with the Company. See the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis section of this Proxy Statement for more information.
(3)Time-based LTIP awards granted on January 1, 2022, which vest ratably on each January 1, 2023, 2024, and 2025, provided that the recipient is still employed with the Company. See the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis section of this Proxy Statement for more information
(4)Stock option LTIP awards granted on January 1, 2022, which vest ratably on each of January 1, 2023, 2024, 2025, and 2026, provided that the recipient is still employed with the Company. See the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis section of this Proxy Statement for more information.
(5)The amounts included in this column represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares and stock options awarded under the Amended and Restated 2015 Incentive Plan.

Outstanding Equity Awards on December 31, 2022
The following table presents information regarding share awards granted to each of the named executive officers under the Amended and Restated 2015 Incentive Plan which were outstanding on December 31, 2022 but had not yet been earned or vested. See “Grants of Plan-Based Awards Table” for more information.

		Option awards				Stock Awards
Name	Grant Date	Unexercised exercisable options	Unexercised unexercisable options(1)	Option Exercise ($)	Option Expiration date	# of shares not vested (RSUs)(3)	Market value of shares that have not vested($) (2)	Number of unearned shares that have not vested (PSUs) (4)	Market value of unearned shares that have not vested($) (2)
Mark O. Decker, Jr.	1/1/2022	—	13,366	110.90	1/1/2032	—	—	—	—
	1/1/2021	5,059	15,180	70.64	1/1/2031	—	—	—	—
	5/21/2020	33,646	33,647	66.36	5/21/2030	—	—	—	—
	1/1/2022	—	—	—	—	—	—	5,973	350,436
	1/1/2021	—	—	—	—	—	—	8,918	523,219
	1/1/2022	—	—	—	—	1,991	116,812	—	—
	1/1/2021	—	—	—	—	1,982	116,284	—	—
	3/13/2020	—	—	—	—	1,383	81,141	—	—
Anne Olson	1/1/2022	—	7,525	110.90	1/1/2032	—	—	—	—
	1/1/2021	2,756	8,268	70.64	1/1/2031	—	—	—	—
	5/21/2020	16,107	16,108	66.36	5/21/2030	—	—	—	—
	1/1/2022	—	—	—	—	—	—	3,363	197,307
	1/1/2021	—	—	—	—	—	—	4,857	284,960
	1/1/2022	—	—	—	—	1,121	65,769	—	—
	1/1/2021	—	—	—	—	1,080	63,364	—	—
	3/13/2020	—	—	—	—	662	38,840	—	—
Bhairav Patel	1/1/2022	—	4,332	110.90	1/1/2032	—	—
	1/1/2022	—	—	—	—	—	—	1,936	113,585
	1/1/2022	—	—	—	—	645	37,842	—	—
	1/1/2022	—	—	—	—	1,383	81,141	—	—
______________________________________
(1)Stock option award which vests ratably over four years after the grant date.
(2)Based on the closing market price per common share on December 31, 2022, which was $58.67.
(3)Time-based LTIP award which vests ratably over three years after the grant date.
(4)Performance-based LTIP award which vests based on achieving certain performance goals at the end of the three-year performance period. The number of shares and market value of unearned shares for such awards are based on the target number of shares under the award.

Shares Vested
The following table presents information regarding share awards and RSUs granted to each of the named executive officers under the Amended and Restated 2015 Incentive Plan which vested during 2022. All shares were or became fully vested and unrestricted on December 31, 2022.

Name	Grant Date	Vest Date	Share Awards
			Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(5) ($)
Mark O. Decker Jr.	3/8/2019	1/27/2022	10,514(1)	935,851
	3/8/2019	3/8/2022	877(2)	91,006
	3/13/2020	3/13/2022	1,383(3)	137,913
	1/1/2021	1/1/2022	991(4)	109,902
	Total		13,765	1,274,672
John A. Kirchmann	3/8/2019	1/27/2022	4,848(1)	431,520
	3/8/2019	3/8/2022	404(2)	41,923
	3/13/2020	3/13/2022	478(3)	47,666
	1/1/2021	1/1/2022	304(4)	33,714
	Total		6,034	554,823
Anne Olson	3/8/2019	1/27/2022	6,712(1)	597,435
	3/8/2019	3/8/2022	560(2)	58,111
	3/13/2020	3/13/2022	662(3)	66,015
	1/1/2021	1/1/2022	539(4)	59,775
	Total		8,473	781,336
______________________________________
(1)These shares consist of performance-based LTIP awards granted on March 8, 2019.
(2)These shares consist of one-third of the time-based LTIP awards granted on March 8, 2019.
(3)These shares consist of one-third of the time-based LTIP awards granted on March 13, 2020.
(4)These shares consist of one-third of the time-based LTIP awards granted on January 1, 2021.
(5)Value realized equals the closing price of our common shares on the vesting date multiplied the number of shares vested.
Equity Compensation Plan Information
The following table provides information as of December 31, 2022 regarding compensation plans (including individual compensation arrangements) under which the Company’s common shares of beneficial interest are available for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	248,079	$74.02	428,568(2)
Equity compensation plans not approved by security holders	—	—	—
Total	248,079	$74.02	428,568(2)
______________________________________
(1)Consists of 51,456 outstanding RSUs and 196,623 stock options granted under the Amended and Restated 2015 Incentive Plan.
(2)Includes shares available for issuance under the Amended and Restated 2015 Incentive Plan, as amended.
Potential Payments Upon Termination or Change in Control
On March 9, 2023, the Company adopted a new form of Change in Control Severance Agreements (“Change in Control Agreements”), which replaced the prior form of change in control agreement, and each of Ms. Olson and Mr. Patel have entered into a Change in Control Agreement with the Company. Under each Change in Control Agreement, an officer will receive severance payments and benefits if a change in control occurs and his or her employment with the Company and its affiliates is terminated “without cause” by the Company or terminated by the officer for “good reason,” as such terms are defined in the agreements. Such payments and receipt of benefits are also contingent on the officer: (1) signing a release and waiver of all claims against the Company; and (2) complying with certain covenants during employment and after termination, including a non-compete provision for six months; non-recruitment, or non-solicitation, provision; non-disparagement provision; and confidentiality agreement.
Under the agreements, severance benefits include:
•a lump-sum severance payment equal to 3x for CEO and 2x for other executive officers the sum of base salary and the target annual cash bonus;
•outstanding non-vested share awards that vest based on continued employment vest immediately; and
•outstanding non-vested, performance-based share awards that vest based on performance goals vest immediately as though the target performance was achieved as of the change in control date.
Executive officers are also entitled to a lump sum payment in the amount that the executive officer and his or her “qualified beneficiaries” (as defined in Code Section 4980B) would pay for continued medical, dental and vision coverage under the Company’s health plans and reimbursement of certain health insurance coverage for up to 18 months and benefits under other Company plans and programs per the terms of such plans and programs. Executive officers would not receive any payment in the event of a termination without good reason by the officer or a termination for cause by the Company.
Under the Change in Control Severance Agreements, a “change in control” includes:
•with certain exceptions, the acquisition, directly or indirectly, by any person or group of beneficial ownership of securities entitled to vote generally in the election of trustees of the Company that represent 35% or more of the combined voting power of the Company’s then-outstanding voting securities;
•individuals who, as of the effective date of the Plan, constitute the Board cease for any reason to constitute at least a majority of the Board;
•the consummation by the Company of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction: which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least 50% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the successor entity; or
•approval by the Company’s shareholders of a liquidation or dissolution of the Company.
The full definition of “change in control” is contained in the Amended and Restated 2015 Incentive Plan of the Company.
Under the Change in Control Severance Agreements, “Cause” means (i) the Executive’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii) the Executive’s breach of certain covenants; (iii) the Executive’s breach of the Executive’s fiduciary duties to the Company or an Affiliate; (iv) the Executive’s conviction of any crime (or entering a plea of guilty or nolo contendre to any crime) constituting a felony; or (v) the Executive’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Executive from serving as an officer or director of a company that has publicly traded securities. A termination of the Executive will not be for “Cause” unless the decision to terminate the Executive is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Executive if the Executive is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board).

Under the Change in Control Severance Agreements, “Good Reason” means, without the express written consent of the Executive, (i) a change in the Executive’s position with the Company or an affiliate which results in a material diminution of the Executive’s authority, duties or responsibilities; (ii) a material reduction by the Company or an affiliate in the annual rate of the Executive’s base salary; (iii) a change in the location of the Executive’s principal office to a different place that is more than fifty miles from the Executive’s principal office immediately prior to such change; or (iv) the Company’s material breach of this Agreement. A reduction in the Executive’s rate of annual base pay is material if the rate of annual base salary on any date is less than ninety percent (90%) of the Executive’s highest rate of annual base pay as in effect on any date in the preceding thirty-six (36) months; provided, however, that a reduction in the Executive’s rate of annual base pay will be disregarded to the extent that the reduction is applied similarly to the Company’s other officers. Notwithstanding the two preceding sentences, a change in the Executive’s duties or responsibilities or a reduction in the annual rate of the Executive’s base salary in connection with the Executive’s termination of employment (for Cause, disability or retirement), will not constitute Good Reason. A resignation by the Executive will not be with “Good Reason” unless the Executive gives the Company written notice specifying the event or condition that the Executive asserts constitutes Good Reason, the notice is given no more than ninety days after the occurrence of the event or initial existence of the condition that the Executive asserts constitutes Good Reason, and the Company has failed to remedy or cure the event or condition during the thirty-day period after such written notice is given to the Company.
Amended and Restated 2015 Incentive Plan
Under the Amended and Restated 2015 Incentive Plan, in the event a change in control occurs (as defined under the 2015 Incentive Plan), the administrator may, at its discretion, require outstanding share and option awards, share unit awards, and incentive awards be assumed by the surviving entity or replaced by a comparable substitute award of substantially equal value issued by the surviving entity.
If awards are not assumed or replaced with substitute awards, the administrator may provide that: (1) share or option awards become vested in full; (2) share unit awards become earned in full and paid in vested common shares; and (3) incentive awards become earned, in whole or in part, in accordance with the terms of the award. In addition, the administrator may provide that share unit awards and incentive awards be canceled and exchanged for payment in cash, common shares, or other securities received by the Company’s shareholders in the change in control transaction equal to the price per share received by shareholders for each common share in the change in control transaction.
The following table provides information about the estimated maximum amounts payable to those named executive officers who were serving in their positions at the Company as of December 31, 2022 under various scenarios, assuming a change in control and/or termination had occurred on December 31, 2022. The table below does not include payments or benefits that are not conditioned on termination or change in control, including accrued but unpaid vacation or other compensation, the cash amounts under outstanding STIP awards or number of vested shares under outstanding LTIP awards that otherwise would be payable to the named executive officer as of December 31, 2022.

The Company previously entered into a Change in Control Severance Agreement with Mark Decker, Jr., the Company’s former President and Chief Executive Officer. As previously disclosed, in connection with his separation from the Company, the Company entered into a Separation Agreement with Mr. Decker, which superseded and replaced his rights under the Change in Control Severance Agreement.

Name and Termination Scenario	Cash Payment ($)(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards ($)(2)	Total
Mark O. Decker, Jr. – Former President, Chief Executive Officer, and Chief Investment Officer
By Company For Cause(3)	—	—	—
By Company Without Cause	—	314,237	314,237
Upon Death or Disability	—	1,187,891	1,187,891
Upon Change in Control(4)	—	314,237	314,237
Upon Change in Control and Termination(5)	1,958,340	1,187,891	3,146,231
Anne M. Olson – President, Chief Executive Officer and Secretary
By Company For Cause(3)	—	—	—
By Company Without Cause	—	167,972	167,972
Upon Death or Disability	—	650,240	650,240
Upon Change in Control(4)	—	167,972	167,972
Upon Change in Control and Termination(5)	756,110	650,240	1,406,350
Bhairav Patel – Executive Vice President and Chief Financial Officer
By Company For Cause(3)	—	—	—
By Company Without Cause	—	118,983	118,983
Upon Death or Disability	—	232,568	232,568
Upon Change in Control(4)	—	118,983	118,983
Upon Change in Control and Termination(5)	738,340	232,568	970,908
______________________________________
(1)This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of December 31, 2022.
(2)Amounts in this column reflect accelerated vesting of awards of restricted common shares, RSUs, and stock options under the LTIP awards that were outstanding on December 31, 2022. For purposes of this table, it is assumed that all the common shares under the performance-based LTIP awards have been earned and that the market value of a common share is $58.67, the closing market price per common share at the close of business on December 31, 2022.
(3)No payments are made and no vesting occurs if the Company terminates the officer for “cause” as defined in the LTIP awards.
(4)This reflects the occurrence of a change in control without termination, which would not trigger severance payments under the Change in Control Severance Agreement.
(5)This reflects the occurrence of a change in control and the officer’s employment was terminated by the Company without cause or by the officer with good reason, thereby triggering severance payments under the Change in Control Severance Agreement, assuming that all conditions under such agreement had been met as of December 31, 2022.
(6)Includes the reimbursement of health care benefits, estimated to be $38,340 for Mr. Decker, $34,110 for Ms. Olson, and $38,340 for Mr. Patel, assuming the reimbursement is for the full 18-month period and based on monthly premiums in place as of December 31, 2022.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information regarding the ratio of the total compensation of its median employee for 2022 to the total compensation of Mark O. Decker, Jr., the Company’s President and Chief Executive Officer (the “CEO”), for 2022. The Company considers the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements in Item 402(u) of Regulation S-K.
For the year ended December 31, 2022:
•the total compensation of the employee who represents the Company’s median compensated employee (other than the CEO) was $54,048; and
•the total compensation of the CEO, as reported in the Summary Compensation Table above, was $2,012,036.
Based on this information, for 2022, the annual total compensation of our CEO was approximately 37 times the median total compensation of all of our employees (other than the CEO) for the year ended December 31, 2022.
Employee Population
The Company used its employee list as of December 31, 2022, as the determination date for identifying its median employee. As of such date, the employee population of 470 individuals, including full-time, part-time, seasonal and temporary employees. For purposes of the pay ratio calculation, the Company’s employee population consists of all full-time and part-time permanent employees at all locations, including all temporary employees employed as of the determination date.
Determining the Median Employee
To identify the median employee from the employee population, the Company used actual wages and benefits paid (as reported on Form W-2), according to its U.S. and local payroll records, in the year ended December 31, 2022. In identifying the median employee, the Company annualized the compensation of all full- and part-time permanent employees who were new hires in the year ended December 31, 2022, and did not make any cost-of-living adjustments.
Total Compensation of the Median Employee for 2022
With respect to the total compensation of the median employee for the year ended December 31, 2022, the Company calculated such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Total Compensation of the CEO for 2022
With respect to the total compensation of the CEO for the year ended December 31, 2022, the Company used the amount reported in the “Total” column of the Summary Compensation Table for 2022 included in this Proxy Statement. Any adjustments, estimates and assumptions used to calculate his total compensation are described in the footnotes to the Summary Compensation Table.
Compensation Policies and Risk Management
The Compensation Committee members evaluate the principal elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking. While the Compensation Committee members focus on the compensation of the executive officers because risk-related decisions depend predominantly on their judgment, they also consider the compensation of other senior officers and employees operating in decision-making capacities. The Compensation Committee believes that because of the following there is a low likelihood that the Company’s compensation policies and practices would encourage excessive risk-taking:

•Compensation for certain executive officers is composed of various components: base salary, short-term incentive cash awards, and long-term incentive equity awards. The mix is designed to balance near-term performance improvement with sustainable long-term value creation.
•A significant percentage of compensation is equity-based, long-term compensation pursuant to LTIP awards. The use of RSUs and stock options encourages the Company’s executive officers to focus on sustaining the Company’s long-term performance because unvested awards could significantly decrease in value if the Company’s business is not managed with long-term interests in mind.
•The STIP and LTIP awards granted in 2022 utilize various performance goals. The STIP awards utilize the objective performance goals of Core FFO per share, same-store NOI growth, adjusted EBITDA margin, Investment performance as well as strategic goals for progress on execution of the Company’s strategic plan and meeting individual personal goals. The performance-based LTIP awards utilize the Company’s TSR over a three-year period as compared to the TSRs of the constituent members of the FTSE Nareit Apartment Index over the same period.
•The Amended and Restated 2015 Incentive Plan contains individual limitations on the maximum amount that may be granted or awarded in any calendar year to a participant, including under the STIP and LTIP awards. The Compensation Committee believes these limitations are currently set at appropriate maximum levels under the Amended and Restated 2015 Incentive Plan.
•The Company adopted an equity ownership and retention policy by which each executive and senior officer is required to maintain a multiple of his or her base salary in common shares. The multiples are 5x for the Chief Executive Officer, 2x for the other executive officers, 1x for senior vice presidents and 0.5x for vice presidents. In addition, the officers are required to retain 60% of the net shares received under equity awards until either the officer reaches the ownership required level, is no longer employed by the Company, or ceases to be an officer. This policy requires each executive officer to maintain a meaningful equity interest in the Company that could significantly decrease in value if the Company’s business is not managed with long-term interest in mind.
•The Company adopted a “clawback” policy by which, with respect to any incentive awards granted after May 1, 2015, the Board will have the right to recoup all or any portion of incentive awards granted based on the Company’s financial statements if the person had engaged in fraud, intentional misconduct, or illegal behavior that caused or contributed to a material restatement of such financial statements.
•The Company adopted a policy prohibiting executive and senior officers from engaging in hedging or monetization transactions involving the Company’s securities and from pledging the Company’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.
The Compensation Committee believes that this combination of factors encourages prudent management of the Company and discourages executive officers from taking risks that are not in the Company’s long-term interest. Accordingly, the Compensation Committee believes the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
401(k) Plan
The Company sponsors a defined contribution 401(k) retirement plan. Employees 18 and over may participate in the Company’s 401(k) plan, except for collectively bargained employees, non-resident alien employees, and temporary/seasonal employees Eligible employees can participate in the 401(k) plan upon 90 days of hire and are eligible for the employer match at that time. Employees participating in the 401(k) plan may contribute up to maximum levels established by the IRS. The Company currently matches, dollar-for-dollar, employee contributions to the 401(k) plan in an amount up to 5% of the eligible wages of each employee participating in the 401(k) plan.
Compensation Committee Interlocks and Insider Participation
During 2022, the following served as members of the Compensation Committee of the Board of Trustees: Ms. Linda J. Hall (Chair), Mr. Michael T. Dance, Ms. Emily Nagle Green, Ms. Mary J. Twinem (served as a member until May

17, 2022) and Rodney Jones-Tyson (appointed as a member effective from May 17, 2022). None of the members of the Compensation Committee currently is, or formerly was, an officer or employee of the Company. During 2022, none of the Company’s executive officers served on the Compensation Committee or any similar committee of any other entity or served as a director for any other entity whose executive officers served on the Company’s Compensation Committee.
Pay Versus Performance
The following table shows: the total compensation for our NEOs for the past three years as set forth in the Summary Compensation Table; the “compensation actually paid” to our CEO and, on an average basis, our other NEOs (as compensation actually paid is determined under SEC rules and described in further detail in footnote 2 in the Pay Versus Performance Table below); our total shareholder return (“TSR”); the TSR of the FTSE Nareit Apartment Index, our selected peer group for this purpose, over the same period; our net loss; and Core FFO (a non-GAAP measure), our financial performance measure for compensatory purposes.
As described in the footnotes below, Mr. Decker was our Chief Executive Officer during 2020, 2021 and 2022. Our other NEOs included: (a) Ms. Olson, who was the Chief Operating Officer and General Counsel during 2020, 2021 and 2022; (b) Mr. Kirchmann, who was the Chief Financial Officer during 2020, 2021 and a portion of 2022 from January 1, 2022 to January 10, 2022; and (c) Mr. Patel, who was the Chief Financial Officer during a portion of 2022 from January 10, 2022 to December 31, 2022. Due to the transition of the Chief Financial Officer position during 2022, the information for other NEOs in the tables below includes all compensation paid to both Mr. Kirchmann and Mr. Patel during 2022.
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) $ in thousands	Core FFO per Diluted Share(5) ($)
					Total Shareholder Return(4)	Peer Group Shareholder Return(4)
2022	2,012,036	(1,803,086)	921,797	108,718	94	102	(20,537)	4.43
2021	2,307,770	5,287,904	1,244,209	2,521,725	159	149	(6,457)	3.99
2020	1,675,270	2,013,950	918,138	1,071,048	100	92	(1,790)	3.78
______________________________________
(1)Mr. Decker was the CEO and our Principal Executive Officer for each of 2020, 2021, and 2022.
(2)SEC rules require certain adjustments to be made to the Summary Compensation Table totals to determine compensation actually paid as reported in the Pay Versus Performance table. Compensation actually paid does not necessarily represent cash or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general compensation actually paid is calculated as Summary Compensation Table total compensation, adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date), and dividends paid on restricted stock units as such calculations are shown in detail in the table below. NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. The following table details these adjustments.
The fair value of equity awards includes the value of restricted stock units (“RSU”), stock options, and performance-based restricted stock units (“PSU”). The measurement date fair value of RSUs was determined based on the market price of our common stock on the measurement date. The measurement date fair value of stock options was determined using a Black-Scholes valuation model. The measurement date fair value of PSUs was determined using a Monte Carlo fair value simulation model.

Year	Executives	Summary Compensation Table Total ($)	Subtract LTIP Stock Awards and Stock Option Awards ($)	Add Year-End Equity Fair Value ($)	Change in Fair Value of Prior Equity Awards ($)	Change in Fair Value of Vested Equity Awards ($)	Dividend Equivalents Paid on Vested Equity Awards ($)	Compensation Actually Paid ($)
2022	PEO	2,012,036	(1,234,306)	349,746	(2,642,404)	(394,893)	106,735	(1,803,086)
	Non-PEO NEOs	921,797	(416,117)	130,466	(454,443)	(111,155)	38,170	108,718
2021	PEO	2,307,770	(1,135,660)	2,192,188	1,659,253	183,105	81,248	5,287,904
	Non-PEO NEOs	1,244,209	(483,787)	933,871	688,858	86,341	52,233	2,521,725
2020	PEO	1,675,270	(784,668)	1,072,268	83,811	(97,318)	64,587	2,013,950
	Non-PEO NEOs	918,138	(323,471)	442,029	55,363	(55,568)	34,557	1,071,048
______________________________________
(3)Our other NEOs included: (a) Ms. Olson, who was the Chief Operating Officer and General Counsel during 2020, 2021 and 2022; (b) Mr. Kirchmann, who was the Chief Financial Officer during 2020, 2021 and a portion of 2022 from January 1, 2022 to January 10, 2022; and (c) Mr. Patel, who was the Chief Financial Officer during a portion of 2022 from January 10, 2022 to December 31, 2022.
(4)TSR is determined based on the value of an initial fixed investment of $100. Our TSR peer group consists of the FTSE Nareit Apartment Index.
(5)See Appendix A: Non-GAAP Financial Measures and Reconciliations for additional information on the usage and a reconciliation of Core FFO per diluted share, a non-GAAP measure.
Relationship Between Compensation Actually Paid and Performance Measures
The table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, which we believe is consistent with our compensation philosophy as described within the Compensation Discussion and Analysis section. A large portion of the NEO’s compensation is dependent on our TSR performance and increased when our TSR performance increased but declined when our TSR performance decreased. While we are required to disclose our net income (loss) for each covered fiscal year, this is not a metric used in our compensation program at this time. The charts below show the relationship of the PEO’s compensation actually paid and other NEO’s average compensation actually paid over the past three years and (1) the Company’s TSR of the FTSE Nareit Apartment Index, our peer group for this purpose; (2) the Company’s Core FFO per diluted share; and (3) Net Income (Loss). Core FFO is a non-GAAP measure (refer to Appendix A: Non-GAAP Financial Measures and Reconciliations for additional information on the usage and reconciliation).

Listed below are the financial performance measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our NEOs, for 2022, to company performance. Core FFO per diluted share, Same-store NOI growth and Adjusted EBITDA margin are each a non-GAAP financial measure explained in detail in Appendix A: Non-GAAP Financial Measures and Reconciliations.

Important Financial Performance Measures
Total shareholder return
Core FFO per diluted share
Same-store NOI growth
Adjusted EBITDA margin

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Description of Proposal
Section 14A of the Exchange Act enables shareholders to vote not less frequently than once every six years, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers, commonly known as a ‘‘say on frequency’’ proposal. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years, or abstain from voting.
The Company last conducted an advisory vote on the frequency of an advisory vote on executive compensation at the 2017 Annual Meeting of Shareholders, and since that time has conducted an annual advisory vote on executive compensation.
The Board of Trustees recognizes the importance of receiving regular input from shareholders on important issues, such as executive compensation. The Board believes that the Company’s current executive compensation programs directly link executive compensation to its financial performance and align the interests of executive officers with those of the Company’s shareholders. The Board of Trustees believes that giving shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of the Company’s named executive officers is a good corporate governance practice and is in the best interests of the shareholders, by allowing shareholders to provide the Company with their input on the Company’s executive compensation philosophy, policies and practices as disclosed in the Company’s proxy statement every year.
After careful consideration of the frequency alternatives, the Board of Trustees believes that continuing to conduct an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time.
The Board of Trustees will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Trustees may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by shareholders.
Required Vote
Subject to a quorum being present at the Annual Meeting, the option of one year, two years or three years that receives the highest number of vote cast by shareholders will be considered the frequency for the advisory vote on executive compensation that is preferred by the shareholders.
In voting on this proposal, shareholders should mark their proxy for one, two or three years based on their preference as to the frequency with which an advisory vote on executive compensation should be held. Shareholders may also, if they wish, abstain from casting a vote on this proposal.
Vote Recommended
The Board recommends an advisory vote for holding future advisory votes on the compensation of the Company’s named executive officers annually.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
Description of Proposal
The Audit Committee has approved the selection of Grant Thornton LLP (“Grant Thornton”) to serve as the Company’s independent auditor for the year ending December 31, 2023.
As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If this selection of auditors is not ratified by the shareholders at the Annual Meeting, the Audit Committee will review its future selection of independent auditors.
The Company expects that representatives of Grant Thornton will be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
Required Vote
The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to ratify the selection of Grant Thornton as the Company’s independent auditor.
Vote Recommended
The Board recommends that you vote FOR the ratification of the selection of Grant Thornton as the Company’s independent auditor for the year ending December 31, 2023.

ACCOUNTING AND AUDIT COMMITTEE MATTERS
Fees Paid to the Company’s Independent Auditor
The following table summarizes the aggregate fees incurred for the audit and other services provided by Grant Thornton for the year ended December 31, 2022. These amounts include reimbursed expenses. The Audit Committee approves in advance all fees paid to, and services provided by, the Company’s independent registered public accounting firm. The Audit Committee has considered the services provided by Grant Thornton in 2022 and has determined that all such services were compatible with maintaining Grant Thornton’s independence.

	2022	2021
Audit Fees	$500,000	$764,500
Audit-Related Fees	118,200	118,500 — —
Tax Fees	—	—
All Other Fees	—	—
Total	$618,200	$764,500
Audit Fees: This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by the independent auditor in connection with regulatory filings, such as consents and assistance with and reviews of documents filed with the SEC.
Audit-Related Fees: This category consists of assurance and related services provided by the independent auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category generally include fees for benefit plan audits and comfort letters.
Tax Fees: This category consists of professional services rendered by the independent auditor primarily in connection with the Company’s tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.
All Other Fees: This category consists of fees for other permissible services that do not meet the above category descriptions.

REPORT OF THE AUDIT COMMITTEE
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
The Audit Committee currently is composed of three independent trustees, Mary J. Twinem (Chair), Jeffrey P. Caira, and Michael T. Dance. The Board has determined that each of the Audit Committee members meets the independence and experience requirements of the rules and regulations of the NYSE and SEC, as currently applicable to the Company.
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and for management’s report on internal control over financial reporting. The Company’s independent registered public accounting firm, Grant Thornton LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes.
The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Grant Thornton LLP to review and discuss the audited financial statements. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with Grant Thornton LLP matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board (“PCAOB”) standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures.
In addition, the Audit Committee discussed with Grant Thornton LLP matters relating to its independence and has received from Grant Thornton LLP the written disclosures and letter required by applicable requirements of the PCAOB and the Commission regarding the independent auditor’s communications with the Audit Committee concerning independence.
The Audit Committee pre-approves all services provided by the independent auditor to the Company, and the related fees for such services, and has concluded that all such services provided in 2022 were compatible with the auditors’ independence. See “Proposal 4: Ratification of Selection of Independent Auditor” for more information regarding fees paid to the Company’s independent auditors for services in 2022 and 2021.
During 2022, the Audit Committee continued to monitor and review the internal auditor’s ongoing testing of the effectiveness of the Company’s internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. Grant Thornton LLP, as part of its audit of the Company’s financial statements for 2022, independently reviewed the Company’s internal controls.
On the basis of the reviews and discussions the Audit Committee has had with Grant Thornton LLP, the Company’s internal auditor, and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
The Audit Committee has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023. The Board of Trustees has concurred in that appointment and has presented the matter to the shareholders of the Company for ratification.
Submitted by the Audit Committee of the Board:
Mary J. Twinem (Chair)
Jeffrey P. Caira
Michael T. Dance

SHAREHOLDER PROPOSALS AND TRUSTEE NOMINATIONS
The Company did not receive a request from any shareholder that a matter be submitted to a vote at the Annual Meeting or that a trustee nominee be included in this Proxy Statement.
Shareholders who wish to submit a shareholder proposal for inclusion in the Company’s proxy statement for the 2024 annual meeting of shareholders must comply with the requirements as to form and substance established by the SEC and set forth in Rule 14a-8 of the Exchange Act, including delivering the required materials to the Company’s Secretary at the following address: Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988, no later than by December 7, 2023 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to be included in the Company’s proxy statement and form of proxy for such meeting pursuant to Rule 14a-8 of the Exchange Act.
Shareholders who wish to submit a shareholder proposal outside of the processes of Rule 14a-8 of the Exchange Act, but rather in compliance with Article III, Section 6(A) of the Company’s Bylaws, must comply with the requirements of the Bylaws, including delivering the required materials to the Company’s Secretary at the above address no earlier than the close of business on January 17, 2024 and no later than the close of business on February 16, 2024. If such notice is received by the Company on or after February 16, 2024, then such notice will be considered untimely. Shareholder proposals submitted in this manner will not be included in the Company’s proxy statement or form of proxy. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Shareholders who wish to propose a trustee nominee for the 2024 annual meeting of shareholders must comply with Article III, Section 6(B) of the Company’s Bylaws, including delivering the required materials to the Company’s Secretary at the following address: Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988. Nominations must be received by the Secretary no earlier than the close of business on January 17, 2024 and no later than the close of business on February 16, 2024. Such shareholder nominations will not be included in the Company’s proxy statement or form of proxy. For more information on recommending individuals for consideration as nominees to the Company’s Board of Trustees, see the discussion under “Corporate Governance and Board Matters—Trustee Nominations.”
HOUSEHOLDING OF PROXY MATERIALS
In accordance with notices that the Company sent to certain shareholders, the Company is sending only a single copy of its proxy materials or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing the Company’s common shares at two different brokerage firms, your household will receive two copies of the Company’s proxy materials, one from each brokerage firm.
If you received a householding mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Investor Relations Department by mail to Investor Relations, Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988, or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. Central Time at 1-701-837-7104. Similarly, you may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

COMMUNICATING WITH CENTERSPACE
If you would like to receive information about the Company, you may use one of the following methods:
1.The Company’s Internet site, located at www.centerspacehomes.com, contains information about the Company and its properties. Our investors site, located at ir.centerspacehomes.com, contains press releases, earnings releases, financial information, and stock quotes, as well as corporate governance information and links to the Company’s SEC filings. This Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022, are both available on ir.centerspacehomes.com.
2.To have information such as the Company’s latest quarterly or annual report mailed to you, please either call 1-701-837-7104 or send a request by email to “ir@centerspacehomes.com” or by mail to: Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988.
If you would like to contact the Company, please call Investor Relations at 1-701-837-7104, or send correspondence to: Investor Relations, Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988.
OTHER MATTERS
It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.
By Order of the Board of Trustees
____________________________________________
Anne Olson
President, Chief Executive Officer and Secretary

April 5, 2023

Minot, North Dakota
Upon written request of any shareholder entitled to receive this Proxy Statement, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the consolidated financial statements, the notes thereto, and the financial statement schedules, as filed with the Securities and Exchange Commission. Any such request should be addressed to Anne Olson, President, Chief Executive Officer and Secretary of the Company, at Centerspace, 3100 10th St SW, P.O. Box 1988, Minot, ND 58702-1988. This request must include a representation by the shareholder that as of March 20, 2023, the shareholder is entitled to vote at the Annual Meeting.

APPENDIX A
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (unaudited)
This release contains certain non-GAAP financial measures. The non-GAAP financial measures should not be considered a substitute for operating results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The definitions and calculations of these non-GAAP financial measures, as calculated by us, may not be comparable to non-GAAP financial measures reported by other REITs that do not define each of the non-GAAP financial measures exactly as we do.
We provide certain information on a same-store and non-same-store basis. Same-store apartment communities are owned or in service for substantially all of the periods being compared, and, in the case of newly constructed properties, have achieved a target level of physical occupancy of 90%. On the first day of each calendar year, we determine the composition of our same-store pool for that year as well as adjust the previous year, which allows us to evaluate full period-over-period operating comparisons for existing apartment communities and their contribution to net income. We believe that measuring performance on a same-store basis is useful to investors because it enables evaluation of how a fixed pool of our communities are performing year-over-year. We use this measure to assess whether or not we have been successful in increasing NOI, renewing the leases on existing residents, controlling operating costs, and making prudent capital improvements.
Reconciliation of Operating Income (Loss) to Net Operating Income
Net operating income, or NOI, is a non-GAAP financial measure which we define as total real estate revenues less property operating expenses, including real estate taxes. We believe that NOI is an important supplemental measure of operating performance for real estate because it provides a measure of operations that is unaffected by depreciation, amortization, financing costs, property management expenses, casualty losses, and general and administrative expenses. NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income (loss), net income (loss) available for common shareholders, or cash flow from operating activities as a measure of financial performance.

	(in thousands, except percentages)
	Year Ended December 31,
	2022	2021	$ Change	% Change
Operating income (loss)	$13,861	$29,892	$(16,031)	(53.6)%
Adjustments:
Property management expenses	9,895	8,752	1,143	13.1%
Casualty loss	1,591	344	1,247	362.5%
Depreciation and amortization	105,257	92,165	13,092	14.2%
General and administrative expenses	17,516	16,213	1,303	8.0%
(Gain) loss on sale of real estate and other investments	(41)	(27,518)	27,477	(99.9)%
Net operating income	$148,079	$119,848	$28,231	23.6%
Revenue
Same-store	197,348	179,348	18,000	10.0%
Non-same-store	55,602	16,276	39,326	241.6%
Other	3,766	2,831	935	33.0%
Dispositions	—	3,250	(3,250)	(100.0)%
Total	$256,716	$201,705	$55,011	27.3%
Property operating expenses, including real estate taxes
Same-store	80,368	72,009	8,359	11.6%
Non-same-store	27,063	7,087	19,976	281.9%
Other	1,203	1,120	83	7.4%
Dispositions	3	1,641	(1,638)	(99.8)%
Total	$108,637	$81,857	$26,780	32.7%
Net operating income
Same-store	116,980	107,339	9,641	9.0%
Non-same-store	28,539	9,189	19,350	210.6%
Other	2,563	1,711	852	49.8%
Dispositions	(3)	1,609	(1,612)	(100.2)%
Total	$148,079	$119,848	$28,231	23.6%

Reconciliation of Net Income (Loss) Available to Common Shareholders to Funds from Operations and Core Funds from Operations
We believe that FFO, which is a non-GAAP standard supplemental measure for equity real estate investment trusts, is helpful to investors in understanding our operating performance, primarily because its calculation does not assume that the value of real estate assets diminishes predictably over time as implied by the historical cost convention of GAAP and the recording of depreciation.
We use the definition of FFO adopted by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”). Nareit defines FFO as net income or loss calculated in accordance with GAAP, excluding:
•depreciation and amortization related to real estate;
•gains and losses from the sale of certain real estate assets;
•impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity; and
•similar adjustments for partially owned consolidated real estate entities.
The exclusion in Nareit’s definition of FFO of impairment write- downs and gains and losses from the sale of real estate assets helps to identify the operating results of the long-term assets that form the base of our investments and assists management and investors in comparing those operating results between periods.
Due to the limitations of the Nareit FFO definition, we have made certain interpretations in applying the definition. We believe that all such interpretations not specifically provided for in the Nareit definition are consistent with the definition. Nareit’s FFO White Paper 2018 Restatement clarified that impairment write-downs of land related to a REIT’s main business are excluded from FFO, and a REIT has the option to exclude impairment write-downs of assets that are incidental to the main business.
While FFO is widely used by us as a primary performance metric, not all real estate companies use the same definition of FFO or calculate FFO in the same way. Accordingly, FFO presented here is not necessarily comparable to FFO presented by other real estate companies. FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, but rather should be considered as an additional, supplemental measure. FFO also does not represent cash generated from operating activities in accordance with GAAP, nor is it indicative of funds available to fund all cash needs, including our ability to service indebtedness or make distributions to shareholders.
Core Funds from Operations (“Core FFO”) is FFO adjusted for non-routine items or items not considered core to our business operations. By further adjusting for items that are not considered part of our core business operations, we believe that Core FFO provides investors with additional information to compare our core operating and financial performance between periods. Core FFO should not be considered as an alternative to net income as an indication of financial performance, or as an alternative to cash flows from operations as a measure of liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to service indebtedness or make distributions to shareholders. Core FFO is a non-GAAP and non-standardized measure that may be calculated differently by other REITs and that should not be considered a substitute for operating results determined in accordance with GAAP.

	(in thousands, except per share and unit amounts)
	Twelve Months Ended
	12/31/2022	12/31/2021
Net income (loss) available to common shareholders	$(20,537)	$(6,457)
Adjustments:
Noncontrolling interests – Operating Partnership and Series E preferred units	(4,299)	(2,806)
Depreciation and amortization	105,257	92,165
Less depreciation – non real estate	(387)	(366)
Less depreciation – partially owned entities	(65)	(93)
Impairment of real estate	—	—
(Gain) loss on sale of real estate	(41)	(27,518)
FFO applicable to common shares and Units	$79,928	$54,925
Adjustments to Core FFO:
Non-cash casualty loss (recovery)	$254	$—
Loss on extinguishment of debt	5	535
Technology implementation costs(1)	873	2,020
Commercial lease termination proceeds	—	(450)
Acquisition related costs	—	230
Interest rate swap termination, amortization, and mark-to-market	(100)	4,942
Amortization of assumed debt	(464)	(53)
Pursuit costs	1,302	39
Other miscellaneous items(2)	85	(103)
Core FFO applicable to common shares and Units	$81,883	$62,085

FFO applicable to common shares and Units	$79,928	$54,925
Dividends to preferred unitholders	640	640
FFO applicable to common shares and Units - diluted	$80,568	$55,565

Core FFO applicable to common shares and Units	$81,883	$62,085
Dividends to preferred unitholders	640	640
Core FFO applicable to common shares and Units - diluted	$82,523	$62,725

Per Share Data
Earnings (loss) per common share - diluted	$(1.35)	$(0.47)
FFO per share and Unit - diluted	$4.32	$3.54
Core FFO per share and Unit - diluted	$4.43	$3.99
Weighted average shares and Units - diluted	18,645	15,704
______________________________________
(1)Costs are related to a two-year implementation.
(2)Consists of (gain) loss on investments

Reconciliation of Net Income (Loss) Available to Common Shareholders to Adjusted EBITDA
Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, gain or loss on sale of real estate and other investments, impairment of real estate investments, gain or loss on extinguishment of debt, and adjustments for non-routine items. Adjusted EBITDA is a non-GAAP financial measure and should not be considered a substitute for operating results determined in accordance with GAAP. We consider Adjusted EBITDA to be an appropriate supplemental performance measure because it permits investors to view income from operations without the effect of depreciation, financing costs, or non-operating gains and losses.

	Twelve Months Ended
	12/31/2022	12/31/2021
Net income (loss) attributable to controlling interests	$(14,109)	$(29)
Adjustments:
Dividends to Series D preferred unitholders	640	640
Noncontrolling interests – Operating Partnership and Series E preferred units	(4,299)	(2,806)
Income (loss) before noncontrolling interests – Operating Partnership	(17,768)	(2,195)
Adjustments:
Interest expense	32,692	29,018
Loss on extinguishment of debt	5	535
Depreciation and amortization related to real estate investments	105,185	92,073
Non-cash casualty loss (recovery)	254	—
Interest income	(712)	(2,403)
Gain (loss) on sale of real estate and other investments	(41)	(27,518)
Technology implementation costs(1)	873	2,020
Commercial lease termination proceeds	—	(450)
Acquisition related costs	—	230
Interest rate swap termination and mark-to-market	(564)	5,002
Pursuit costs	1,302	39
Other miscellaneous items(2)	85	(103)
Adjusted EBITDA	$121,311	$96,248
______________________________________
(1)Costs are related to a two-year implementation.
(2)Consists of (gain) loss on investments.

SCAN TO
VIEW MATERIALS & VOTE

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V09601-P87843

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CENTERSPACE

The Board of Trustees recommends you vote FOR the following:

1. Election of Trustees

Nominees:	**For**	**Against**	**Abstain**
1a. John A. Schissel	☐	☐	☐
1b. Jeffrey P. Caira	☐	☐	☐
1c. Emily Nagle Green	☐	☐	☐
1d. Linda J. Hall	☐	☐	☐
1e. Rodney Jones-Tyson	☐	☐	☐
1f. Anne Olson	☐	☐	☐
1g. Mary J. Twinem	☐	☐	☐

The Board of Trustees recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐

The Board of Trustees recommends you vote 1 YEAR on proposal 3.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐

The Board of Trustees recommends you vote FOR proposal 4.	**For**	**Against**	**Abstain**
4. RATIFICATION OF SELECTION OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V09602-P87843

Centerspace 53rd Annual Meeting of Shareholders
will be held on May 16, 2023, at 9:00 a.m. CDT
via Webcast at www.virtualshareholdermeeting.com/CSR2023
This proxy is Solicited on Behalf of Centerspace Board of Trustees

The undersigned holder of Common Shares of Beneficial Interest of Centerspace ("Centerspace"), hereby appoints Anne Olson and Bhairav Patel, and each of them (the "Representatives"), the true and lawful proxies of the undersigned, with the full power of substitution, to vote on behalf of the undersigned all Common Shares of Beneficial Interest of Centerspace which the undersigned is entitled to vote at the 2023 Annual Meeting of Shareholders of Centerspace to be held virtually at www.virtualshareholdermeeting.com/CSR2023, on May 16, 2023, at 9:00 a.m., CDT, or any adjournment thereof, in the manner hereafter indicated.

In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, BUT IF SUCH INSTRUCTIONS ARE NOT MARKED HEREIN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS TRUSTEES, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CENTERSPACE'S NAMED EXECUTIVE OFFICERS, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF HOLDING CENTERSPACE'S FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE YEAR AND FOR RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS CENTERSPACE'S INDEPENDENT AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS, ALL IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT OF CENTERSPACE, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This Proxy may be revoked at any time before it is voted at the meeting by delivering written notice of revocation to Centerspace.

Continued and to be signed on reverse side